UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Notice of 2020 Annual Meeting of Shareholders
&
Proxy Statement

Date of Notice: March 31, 2020

Hudson La Force President and Chief Executive Officer
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

March 31, 2020

To Our Shareholders:

I am pleased to announce the Annual Meeting of Shareholders of W. R. Grace & Co. to be held on Tuesday, May 12, 2020, at 8:30 a.m. Eastern Time, at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029.

During the last year we made significant progress executing our long-term growth strategy and further improving our corporate governance. We delivered solid sales, earnings, and cash flow results in a challenging year and are on track with our growth capital and operating excellence investments. We remain strongly focused on delivering value to our customers and investors.

We have a dedicated and highly-effective Board of Directors. In 2019, we appointed Chris Steffen non-executive Chairman as part of our long-planned CEO succession and added two new independent directors as part of our ongoing Board refreshment program. Today, the median tenure of our independent directors is just over four years and female directors compose 38% of our independent directors. Our annual and long-term incentive compensation plans are well-aligned with shareholder interests with a direct link to our financial performance.

We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to you over the internet. Today, we sent to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2020 Proxy Statement and 2019 Annual Report to Shareholders, and how to vote via the internet. Other shareholders will receive a copy of the proxy statement and annual report by mail or e-mail. The matters to be acted upon at the Annual Meeting are described in the Notice of 2020 Annual Meeting of Shareholders and in the 2020 Proxy Statement.

We are pleased to offer multiple methods for voting your shares. As detailed in the “Questions and Answers” section of the Proxy Statement, you can authorize a proxy to vote your shares via the internet, by telephone, or by mail, or vote by written ballot at the Annual Meeting. We encourage you to use the internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Grace, it is important that you vote your shares. Please review the proxy materials and follow the instructions to vote your shares. I value your input.

Sincerely,
Hudson La Force
President and Chief Executive Officer

To the Holders of Common Stock of
W. R. Grace & Co.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 12, 2020

The 2020 Annual Meeting of Shareholders (the "Annual Meeting") of W. R. Grace & Co., a Delaware corporation ("Grace"), will be held on Tuesday, May 12, 2020, at 8:30 a.m. Eastern Time, at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. At the Annual Meeting, shareholders will vote on the following matters:

1.	The election of three directors for a term expiring in 2023;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for 2020;

3.	An advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials; and

4.	Any other business properly brought before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 16, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to authorize a proxy to vote as promptly as possible by internet, by phone, or by mail.

By Order of the Board of Directors
Mark A. Shelnitz
Senior Vice President, General Counsel & Secretary

March 31, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2020

This Notice and the Proxy Statement and Annual Report on Form 10-K
are available at proxymaterials.grace.com.

IMPORTANT NOTICE REGARDING IN PERSON OR VIRTUAL ANNUAL MEETING
We intend to hold our Annual Meeting in person at the Ten Oaks Ballroom and Conference Center as indicated in our Notices and Proxy Statement. We continue to monitor the uncertainties surrounding public health and travel concerns relating to the coronavirus. We are keeping open the options of: (i) relocating and / or adjourning our Annual Meeting to our headquarters at 7500 Grace Drive in Columbia, MD, in which event the meeting would commence / recommence there at 9:15 a.m.; or (ii) holding a virtual-only meeting. Please monitor our website at www.grace.com and our filings on the SEC’s website at www.sec.gov for further information. We encourage you to review the Proxy Materials and vote in advance of the Annual Meeting.

Notes Regarding References We Use In This Proxy Statement
References. Unless the context otherwise indicates, in this document the terms "Grace," "we," "us," "our" or the "Company" mean W. R. Grace & Co. and/or its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this Proxy Statement are not incorporated by reference or otherwise made a part of this Proxy Statement. Grace®, the Grace® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this Proxy Statement are trademarks, service marks or trade names of operating units of W. R. Grace & Co. or its subsidiaries.
Cross-reference for non-GAAP information. In this Proxy Statement, Grace presents certain financial information in accordance with U.S. Generally Accepted Accounting Principles, or "GAAP," as well as financial information that is not in accordance with GAAP, referred to herein as "non-GAAP" financial measures. See Annex A to this Proxy Statement for important information concerning such non-GAAP financial measures, which includes cross-references to Grace's 2019 Annual Report on Form 10-K. The Annual Report on Form 10-K includes financial statements and information presented in accordance with GAAP, as well as certain non-GAAP information. Non-GAAP performance measures used in this Proxy Statement include: Adjusted Earnings Before Interest and Taxes (referred to as "Adjusted EBIT"); Adjusted Free Cash Flow; Adjusted Net Sales; and Adjusted Earnings Per Share (referred to as "Adjusted EPS").

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

W. R. GRACE & CO.

TO BE HELD ON

MAY 12, 2020

The Board of Directors of W. R. Grace & Co. is hereby soliciting proxies for our 2020 Annual Meeting of Shareholders (the "Annual Meeting"). We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of the close of business on March 16, 2020, the record date for our 2020 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2020 at 8:30 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. Such ownership entitles you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting.
This Proxy Statement describes the matters that we would like you to vote on and provides information on those matters so that you can make an informed decision. For information about the Annual Meeting and the voting process, see “Questions and Answers about the Annual Meeting and the Voting Process” and "General Information" in this Proxy Statement.
The mailing address of the principal executive offices of W. R. Grace & Co. is 7500 Grace Drive, Columbia, Maryland 21044. The telephone number of the principal executive offices of W. R. Grace & Co. is (410) 531-4000.
This Proxy Statement and proxy were first made available on the internet or mailed to shareholders on or about March 31, 2020.

IMPORTANT NOTICE REGARDING IN PERSON OR VIRTUAL ANNUAL MEETING
We intend to hold our Annual Meeting in person at the Ten Oaks Ballroom and Conference Center as indicated in our Notices and Proxy Statement. We continue to monitor the uncertainties surrounding public health and travel concerns relating to the coronavirus. We are keeping open the options of: (i) relocating and / or adjourning our Annual Meeting to our headquarters at 7500 Grace Drive in Columbia, MD, in which event the meeting would commence / recommence there at 9:15 a.m.; or (ii) holding a virtual-only meeting. Please monitor our website at www.grace.com and our filings on the SEC’s website at www.sec.gov for further information. We encourage you to review the Proxy Materials and vote in advance of the Annual Meeting.

SUMMARY OF VOTING MATTERS AND BOARD RECOMMENDATIONS

Our shareholders will vote on the following proposals at the Annual Meeting:

Proposals		Board Recommendations
Proposal 1:	Election of Directors	FOR Each Nominee
Nominees—Class III (Term expiring 2023)
Julie Fasone Holder
Christopher J. Steffen
Shlomo Yanai
Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as Grace's independent registered public accounting firm for 2020	FOR
Proposal 3:	Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials	FOR

If you are a shareholder of record, you may cast your vote in any of the following ways:

•
by authorizing a proxy by the internet at www.proxypush.com/gra (we encourage you to vote by the internet as it is the most cost-effective method and reduces the environmental impact of our Annual Meeting);

•	by authorizing a proxy by toll-free telephone at 1-866-883-3382 in the U.S.A., U.S. territories, and Canada, on a touch tone telephone;

•	by authorizing a proxy by completing and returning your proxy card so that it is received by our transfer agent before the close of business on May 11, 2020; or

•	by written ballot in person at the Annual Meeting.

If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

PROPOSAL ONE

ELECTION OF DIRECTORS
Our Board of Directors has nominated three directors for election. Julie Fasone Holder, Christopher J. Steffen, and Shlomo Yanai are standing for election to our Board as Class III directors for a three-year term expiring in 2023.
Our Board of Directors determined that each of the nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our shareholders, a reasoned commitment to our social responsibilities, and the availability of time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board of Directors has determined that Ms. Fasone Holder and Messrs. Steffen and Yanai qualify as independent directors under applicable rules and regulations and Grace’s independence standards. See information contained in the "Corporate Governance—Number and Independence of Directors" section of this Proxy Statement, below.
If a nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Grace has no reason to believe that any of the nominees for election will be unable to serve.
Our directors bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles, and also extensive board experience. Background information about the nominees and our other directors, including their business experience and directorships held during the past five years, ages as of February 15, 2020, and certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole, are described below.
Our Board of Directors believes that the Grace directors as a group have backgrounds and skills important for our business. Our Board also believes that its effectiveness has been enhanced by having a blend of long-serving directors with a deep understanding of our businesses, and relative newcomers who have been able to provide fresh viewpoints. As of today, the median tenure of our independent directors is just over four years.

The biographies below summarize the experiences, qualifications, attributes, and skills that qualify our nominees and continuing directors for service on our Board.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
JULIE FASONE HOLDER
CHRISTOPHER J. STEFFEN
AND
SHLOMO YANAI

Nominees For Election as Directors

Nominee—Class III	Term to expire at the 2023 Annual Meeting

Julie Fasone Holder Age 67 Director since 2016
Ms. Fasone Holder serves as the Chief Executive Officer of JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives, since founding the company in 2009. Previously, she served as Senior Vice President, Chief Marketing, Sales and Reputation Officer, U.S. Area Executive Oversight of The Dow Chemical Company from 2007 until her retirement in 2009. Before that, Ms. Fasone Holder was Dow's Vice President, Human Resources, Public Affairs and Diversity and Inclusion from 2006. Prior to that, she served in various positions with increasing seniority at Dow from 1975 to 2006, including several commercial leadership positions with global responsibilities.

Ms. Fasone Holder currently serves on the board of Eastman Chemical Company, and is on the Board of Trustees of the McLaren Northern MI Hospital.

Ms. Fasone Holder brings to our Board strong international sales and marketing experience as well as operational insight. She has deep chemical industry knowledge and experience that provides an important depth of understanding of how our businesses operate and interact with customers and suppliers. Ms. Fasone Holder also brings substantial human capital management experience.

Christopher J. Steffen Age 77 Director since 2006
Mr. Steffen was appointed non-executive Chairman of our Board of Directors on November 7, 2019. Previously, he served as our Lead Independent Director, presiding at all executive sessions of our Board. Mr. Steffen was Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., until 1996. He is currently a private investor.
Mr. Steffen served as a director of Viasystems Group, Inc. and Platinum Underwriters Holdings, Ltd. until 2015 and served as a director of Accelrys, Inc. until 2012. Previously, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak, and Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell International, Inc.

With his background as a financial and operational leader with companies with global operations in various industries, Mr. Steffen brings to our Board his extensive international business expertise and knowledge of financial matters and financial reporting. Mr. Steffen also has substantial governance and oversight experience developed as a director of multiple public companies.

Shlomo Yanai Age 67 Director since 2018
Mr. Yanai is a senior advisor to Moelis & Company (since 2016). He served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until mid-2012, leading a period of significant growth in revenue and profitability. As Teva CEO, Mr. Yanai was ranked 20th in Fortune's Top CEO List in 2010. From 2012 to 2015, he served as an advisor to the Teva CEO and Board. Prior to Teva, he served four years as the Chief Executive Officer and President of ADAMA Agricultural Solutions Ltd. During his nearly 15 years as a corporate executive, Mr. Yanai successfully completed over 20 acquisitions. Prior to his business executive roles, he served for 32 years with the Israeli Defense Forces in a variety of leadership roles including head of the Israeli Security Delegation to the peace talks at Camp David, Shepherdstown and Wye River. He was Head of the Planning Branch of GHQ from 1998 to 2001 when he retired as a Major General.

Mr. Yanai is a director of Amneal Pharmaceuticals, Inc. and PDL BioPharma, Inc. He previously served on the Boards of Cambrex Corporation, Protalix Biotherapeutics, Inc., Lumenis Ltd., Perrigo Company plc, and Sagent Pharmaceuticals, Inc.

Mr. Yanai brings global industry leadership, specialty chemicals and pharmaceutical experience, and the perspective of a former Chief Executive Officer to the Grace Board.

Continuing Directors and the 40 North Designee
Continuing Directors—Class II—Term to expire at the 2022 Annual Meeting

Robert F. Cummings, Jr. Age 70 Director since 2015
Mr. Cummings served as Vice Chairman of Investment Banking at JPMorgan Chase & Co. from 2010 until his retirement on February 1, 2016. From 2002 to 2009, he served as a senior managing director at GSC Group, Inc., a privately held money management firm. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002. Mr. Cummings is a director of Corning Inc. and was a director of Viasystems Group, Inc. from 2002 until 2015.

Mr. Cummings brings to our Board his more than 30 years of investment banking experience advising corporate clients on financings, business development, mergers and acquisitions, and other strategic financial issues. He also has significant knowledge in the areas of technology, private equity, and real estate. Mr. Cummings has substantial governance and oversight experience developed as a director of multiple public companies.

Diane H. Gulyas Age 63 Director since 2015
Ms. Gulyas served as President of the performance polymers business of E.I. du Pont de Nemours and Company, which included DuPont’s engineering polymers, elastomers and films business units from 2009 to 2014, prior to her retirement. She joined DuPont in 1978 and progressed through positions of increasing responsibility including a variety of sales, marketing, technical, and systems development positions, primarily in DuPont’s polymers business. Ms. Gulyas has served as Vice President and General Manager for DuPont’s advanced fiber business and as Group Vice President of DuPont’s electronic and communication technologies platform. In 2004, she was named Chief Marketing and Sales Officer of DuPont, responsible for corporate branding and marketing communications, market research, e-business, and marketing/sales capability worldwide.

Ms. Gulyas is a director of Expeditors International of Washington, Inc. and Ingevity Corporation, and served as a director of Navistar International Corporation until 2012, and Mallinckrodt Pharmaceuticals until 2018.

Ms. Gulyas brings to our Board her substantial and varied management experience and her strong skills in engineering, manufacturing (domestic and international), marketing, and non-U.S. sales and distribution gained as a senior executive of one of the world's largest chemical companies. She also has governance and oversight experience from her service as a senior executive of a public company and her service on public company boards.

Henry R. Slack Age 70 Director since 2019
Mr. Slack is currently Managing Director of Quarterwatch LLC (since 2001), and a director of several other private companies. Additionally, he is Chairman of the Advisory Board of Blakeney Limited Partners. Mr. Slack serves as a director of Alico, Inc. (previously Chairman), a publicly-traded holding company with interests in agriculture and environmental resources (since 2013).

He was a director of E. Oppenheimer and Son International Limited and on its Investment Committee from 1979 until 2017. Mr. Slack was Chairman of Terra Industries, an international nitrogen-based fertilizer company from 2001 to 2010. He served as Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999. Also, Mr. Slack was a director of: Anglo American plc from 1980 to 2000; Terra Industries from 1983 to 2010; Minorco SA from 1980 to 1999; SABMiller plc from 1998 to 2002; Salomon Brothers from 1982 to 1988; and Engelhard Corporation for more than twenty years until its acquisition in 2006.

Mr. Slack brings to our Board his significant industry and international experience and the perspectives of a public company chairman and chief executive officer. His background includes extended service on the boards of both a supplier of catalysts and a large consumer of materials. Mr. Slack also brings to our Board extensive experience in the areas of business, finance and capital markets.

Continuing Directors—Class I—Term to expire at the 2021 Annual Meeting

Hudson La Force Age 55 Director since 2017
Mr. La Force has served as Grace's President and Chief Executive Officer ("CEO") since November 2018. He joined Grace in 2008 as Chief Financial Officer ("CFO"). In 2016, Mr. La Force was elected President and Chief Operating Officer. In this role, he was responsible for Grace’s Catalysts Technologies and Materials Technologies business segments and Grace’s global manufacturing and supply chain operations.

Prior to joining Grace, Mr. La Force served as Chief Operating Officer and Senior Counselor to the Secretary at the U.S. Department of Education and served as a member of the President's Management Council. Before entering public service in 2005, he held general management and financial leadership positions with Dell, Inc., AlliedSignal, Inc. (now Honeywell International Inc.), Emerson Electric Co., and Arthur Andersen & Co. He serves on the Advisory Board of Madison Industries, a Chicago-based private industrial holding company.

Mr. La Force brings to our Board his significant leadership, operations, and financial experience. As President and CEO, Mr. La Force also brings to our Board his in-depth knowledge of our growth strategy, customers and worldwide operations.

Mark E. Tomkins Age 64 Director since 2006
Mr. Tomkins served as Senior Vice President and Chief Financial Officer of Innovene, a petrochemical and oil refining company controlled by BP that is now part of the INEOS Group, from 2005 until 2006. He served as Chief Financial Officer of Vulcan Materials Company from 2001 to 2005 and Chief Financial Officer of Great Lakes Chemical from 1998 to 2001. Prior to joining Great Lakes Chemical, Mr. Tomkins held various mid- and upper-level financial positions with AlliedSignal (now Honeywell International Inc.) and Monsanto Company. He is a certified public accountant.

Mr. Tomkins is lead director of ServiceMaster Global Holdings, Inc. (formerly non-executive Chairman); and is a director of Trinseo LLC. He was formerly a director of Klockner Pentaplast; of Elevance Renewable Sciences Inc., a privately-held renewable polymer and energy company, and of CVR Energy, Inc. Mr. Tomkins is currently a private investor.

With his background as a Chief Financial Officer of multiple public companies, Mr. Tomkins brings to our Board his intimate knowledge of the global chemicals and petroleum industries, and his experience overseeing finance and business development in major corporations. He also has substantial governance and oversight experience developed as a director of public companies.

The 40 North Designee
On February 20, 2019, we entered into a letter agreement (the “40 North Letter Agreement”) with 40 North Management LLC, 40 North GP III LLC, 40 North Latitude Master Fund Ltd., and 40 North Latitude Fund LP (collectively, the “40 North Parties”) pursuant to which, among other things, our Board included Kathleen G. Reiland and Henry R. Slack on the slate of director nominees recommended by our Board in the Proxy Statement for our 2019 Annual Meeting of Shareholders. Ms. Reiland and Mr. Slack were elected directors at that meeting, with Ms. Reiland being the “40 North Designee” under the 40 North Letter Agreement. See “Related Party Transactions” for a more detailed description of the 40 North Letter Agreement.
Ms. Reiland and Mr. Slack have brought to our Board their substantial industrial and international leadership experience, have constructively engaged with their fellow directors, and have brought new perspectives as major shareholder representatives, thereby broadening and enhancing the overall effectiveness of the Board.
Ms. Reiland’s term as a director will expire at our 2020 Annual Meeting of Shareholders. Prior to such expiration, our Board expects to appoint Ms. Reiland as a Class I director, with a term expiring at our 2021 Annual Meeting of Shareholders. In such event, Ms. Reiland also would continue as a member of our Board committees.

Kathleen G. Reiland Age 55 Director since 2019
Ms. Reiland is Global Head of Corporate Development & Strategy and a Board member of Standard Industries, a privately-held industrials business with over 15,000 employees, operations in more than 80 countries, and more than 180 manufacturing plants worldwide, since April 2016.

Prior to joining Standard Industries, Ms. Reiland served as a Senior Managing Director at Evercore Partners, a global independent investment banking advisory firm. From 2010 to 2016, she headed Evercore's international joint ventures with leading financial institutions in Japan, China, Korea, and India and was a board member of Evercore Asia, Hong Kong. Between 2001 and 2010, Ms. Reiland was a general partner of Evercore's private equity business and, ultimately, the Chief Operating Officer of all of its investment businesses, which she represented in the firm's 2006 initial public offering. She is currently a board member of several Standard Industries affiliated companies and investment partners.

Ms. Reiland brings to our Board her significant manufacturing industry knowledge and her extensive experience in developing and advancing corporate strategy. She also has extensive knowledge and experience in mergers and acquisitions, international joint ventures, and financial oversight.

Corporate Governance
Chief Executive Officer and Board of Directors Succession
The Board of Directors successfully concluded its Chief Executive Officer (or "CEO") succession plan by electing Mr. La Force as President and CEO in November 2018 — recognizing his strategic vision, deep understanding of Grace's customers and operations, proven leadership, and focus on value creation. In 2019, Mr. La Force completed his first full fiscal year leading the Company. Mr. La Force is also a Grace director and, in accordance with Grace Corporate Governance Principles, he has not been appointed to any standing committees of the Board.
Mr. La Force succeeded Fred Festa, who retired as CEO in November 2018 and retired as non-executive Chairman of our Board in November 2019. Mr. Steffen was appointed to succeed Mr. Festa as non-executive Chairman. Mr. Steffen was first elected to our Board in 2006 and had served as Lead Independent Director since 2012. He will continue as Chair of the Board’s Nominating and Governance Committee. During his tenure, Mr. Steffen has been instrumental in leading a Board refreshment initiative over the last several years, which has significantly improved our Board's diversity.
As we previously disclosed, Jeffry N. Quinn resigned from our Board of Directors and all committees thereof, effective March 1, 2020.
Corporate Governance Principles
Our Board of Directors has adopted the Grace Corporate Governance Principles to provide a framework for the governance of Grace, and to promote the efficient functioning of our Board. These principles are reviewed annually and are subject to modification by our Board as warranted. Our governance highlights include:

We have an independent non-executive Chairman	Directors hold Executive Sessions after all meetings
All Directors are independent, with the exception of our CEO	We have share ownership guidelines for directors, executive officers, and key leaders
Only independent directors serve on our Board committees	Our directors certify compliance with business ethics policies annually
Female directors compose 38% of our independent directors	We have a rigorous review process for determining related party transactions
Directors engage frequently with management	Our clawback policy covers violations of business ethics policies as well as misconduct resulting in a financial restatement
You can find the Grace Corporate Governance Principles on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Number and Independence of Directors
Our Board of Directors determines the number of directors. Our Board currently consists of nine members. Under our Corporate Governance Principles, a substantial majority of Grace’s directors are required to be “independent” as determined under guidelines set forth in the listing standards of the New York Stock Exchange, or "NYSE." Our Board, at its February 27, 2020, meeting, affirmatively determined that all of our directors, other than Mr. La Force, are independent under NYSE rules, because none of the directors has any direct or indirect material relationship with Grace or our subsidiaries under those rules.
The independence determination by the Board with respect to all directors (other than Mr. La Force) included the following:

•	None of these directors has any material relationship with Grace (either directly or as a partner, shareholder or officer of an organization that has a relationship with Grace).

•
None of these directors is, or has been within the last three years an employee of Grace, nor is there an immediate family member who is, or has been within the last three years, an executive officer of Grace.

•
None of these directors received, nor is there an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Grace, other than director and committee fees.

•
None of these directors: (i) is a current partner or employee of a firm that is Grace's internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on Grace's audit; and (iv) was, or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on Grace's audit within that time.

•
None of these directors or any immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Grace's present executive officers at the same time serves or served on that company's compensation committee.

•
None of these directors or an immediate family member is a current executive officer of a company that has made payments to, or received payments from, Grace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

•	None of these directors, nor any member of their immediate families, is an executive officer of any other entity with whom we do any material amount of business.

•
None of these directors serve, or within the last five years served, as an executive officer, director, trustee or fiduciary of any charitable organization to which we made any material charitable donation.

In making its independence determinations, the Board was duly informed of, and reviewed a short-term assignment by an immediate family member of one director (which adult family member does not reside with such director) as an employee of Grace with respect to which we expect to pay approximately $25,000.
Director Terms
Our Amended and Restated Certificate of Incorporation provides for the division of our Board of Directors into three classes, each to serve for a three-year term. The term of one class of directors currently expires each year at the annual meeting of shareholders. Our Board may fill a vacancy by electing a new director to the same class as the director being replaced. Our Board may also create a new director position in any class and elect a director to hold the newly created position. In February 2020, in order to meet NYSE rules requiring that the number of directors in each board class be as equal as possible, our Board determined to revise the director classes to reflect the resignations of Mr. Festa and Mr. Quinn, and the anticipated reclassification of Ms. Reiland, the 40 North Designee. At the 2020 Annual Meeting, the shareholders will vote on the election of three Class III Directors to serve for a term expiring at our 2023 annual meeting of shareholders.
Over the last few years, the Board has undergone significant refreshment through the addition of several new members and the departure of longer-serving members. As of today, the median tenure of our independent directors is just over four years, with only two directors having more than 10 years of service. Given the relatively short tenure of recently added members and the continued need for longer-standing directors who have background and experience in Grace’s business and legacy matters, at its January 2020 meeting, the Board revised our Corporate Governance Principles to remove the 15-year limit on Board service.
Board Leadership
Under our Corporate Governance Principles, our Board of Directors makes a determination as to whether our CEO should also serve as Chairman of our Board of Directors. The Board makes this determination as part of the succession planning process, based upon the composition of our Board, and the circumstances of Grace at the relevant time. In 2019, upon Mr. Festa's retirement as non-executive Chairman, the Board appointed Mr. Steffen to serve as independent, non-executive Chairman of our Board. Our Board believes that this leadership structure is appropriate for Grace and in the best interests of Grace shareholders at this particular time.
Prior to Mr. Steffen's appointment as non-executive Chairman, Mr. Steffen served as the Lead Independent Director. As the Lead Independent Director: he presided at all meetings of our Board at which the Chairman was not present; called and presided over executive sessions of the independent directors at each Board meeting; acted as primary liaison between the Chairman and the independent directors; approved Board meeting agendas with the Chairman; approved meeting schedules to assure that there is sufficient time for discussion of all agenda items;

consulted with the Chairman on major issues in advance of each Board meeting; and called meetings of the independent directors. He also served as a contact for Grace shareholders who wished to communicate with our Board.
Interested parties may communicate with Mr. Steffen by writing to him at the following address: Christopher J. Steffen, Chairman, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Standing Committees of our Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.
The table below provides information with respect to current standing committee memberships of the directors as of March 16, 2020. The table also sets forth the number of meetings (including teleconference meetings) held by each Board committee in 2019. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors, but we do not pay our directors any separate meeting fees.

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
Robert F. Cummings, Jr.	✓	✓	✓	✓
Julie Fasone Holder	✓	✓	✓	C
Diane H. Gulyas	✓	C	✓	✓
Hudson La Force
Kathleen G. Reiland	✓	✓	✓	✓
Henry R. Slack	✓	✓	✓	✓
Christopher J. Steffen‡	✓	✓	C	✓
Mark E. Tomkins	C	✓	✓	✓
Shlomo Yanai	✓	✓	✓	✓
Number of 2019 Meetings	5	5	1	2
_______________________________________________________________________________

✓	Committee Member and Independent Director

C	Committee Member, Independent Director and Committee Chair

‡	Lead Independent Director until his appointment as Chairman of the Board on November 7, 2019
Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Audit Committee
The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board of Directors in overseeing:

•	the integrity of Grace’s financial statements;

•	Grace’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the independent auditors;

•	the performance of Grace’s internal audit function and independent auditors; and

•	the preparation of the internal control report and an audit committee report as required by the United States Securities and Exchange Commission, or the "SEC."
The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of Grace’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors report directly to the Audit Committee and, with the internal auditors, have full access to the Audit Committee and routinely meet with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction.
The Audit Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Kathleen G. Reiland, Henry R. Slack, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the SEC and NYSE, are financially literate within the meaning of the NYSE listing standards and meet the experience and financial requirements of the NYSE listing standards. Mr. Tomkins serves as Chair of the Audit Committee. Our Board of Directors has determined that Mr. Tomkins is an "audit committee financial expert" as defined by SEC rules and regulations. A number of our other independent directors would also qualify as audit committee financial experts.
Nominating and Governance Committee
The Nominating and Governance Committee:

•	sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the director nominees for the annual meeting of shareholders;

•	develops and recommends to our Board appropriate corporate governance principles applicable to Grace; and

•	oversees the evaluation of our Board and management.
In considering candidates for election to our Board (including candidates recommended by shareholders), we believe that our Board should be composed of individuals meeting the qualifications set forth above under "Proposal One—Election of Directors." We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. We also believe that a substantial majority of our Board should be independent, as defined by NYSE rules and applicable laws and regulations.
Our Board conducts a self-evaluation process every year and periodically reviews the skills and characteristics needed by our Board. As part of the director evaluation review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.
Our Board and committee self-evaluation process starts with the distribution of extensive questionnaires seeking feedback regarding, among other things: responsibilities and contributions; culture and atmosphere; meetings and materials; and continuous improvement. The compiled responses become the basis for discussions in executive sessions in Board and committee meetings early each year. Thereafter, based on the evaluation results, the Board and committees consider changes to their practices and implement such improvements, when appropriate.
When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the Chair of the Nominating and Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the committee has previously identified or that have been recommended by shareholders in that year, and may retain a search firm. The committee will identify the initial list of candidates who satisfy the specific criteria, if any, and otherwise qualify for membership on our Board. Generally, the Chair of the Nominating and Governance Committee, together with two other members of that committee, and our CEO, will interview each qualified candidate. Other directors may also interview the candidate if practicable. Based on a successful outcome of those reviews, the committee will make its recommendation on the candidate to our Board.

The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms.
Based on the firm belief that the Board's effectiveness is enhanced by having an appropriate mix of long-serving directors, with a deep, valuable understanding of our businesses and history, and relative, but experienced newcomers, who bring fresh viewpoints to our Board proceedings, the Nominating and Governance Committee has pursued a refreshment initiative over the last several years, which has significantly improved our Board's diversity. As of today, the median tenure of our independent directors is just over four years, with only two independent directors having served for more than ten years. Presently, 38% of our independent Directors are women.
The Nominating and Governance Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Kathleen G. Reiland, Henry R. Slack, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the NYSE. Mr. Steffen serves as Chair of the Nominating and Governance Committee.
Compensation Committee
The Compensation Committee:

•	approves all compensation actions with respect to Grace’s directors, executive officers, and certain other members of senior management;

•	evaluates and approves the Grace annual and long-term incentive compensation plans (including equity-based plans), and oversees the general compensation structure, policies, and programs of Grace;

•	oversees the development of succession plans for the CEO and the other executive officers; and

•	produces an annual report on executive officer compensation as required by applicable law.
The committee engaged Willis Towers Watson, or "WTW," a leading global advisory, broking and solutions company, as its independent provider of compensation consulting services for decisions relating to 2019 compensation. Please see "Executive Compensation—Compensation Discussion and Analysis" in this Proxy Statement for more discussion about the role of WTW. The committee also utilizes external legal advisors as necessary and assesses the independence of all of its advisors.
Representatives of WTW regularly attended meetings of the Compensation Committee. For portions of those meetings, the Chairman, the President and CEO, and the Senior Vice President and Chief Human Resources Officer, also attended and were given the opportunity to express their views on executive compensation to the Compensation Committee.
The Compensation Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Kathleen G. Reiland, Henry R. Slack, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom is: independent under the independence standards of the NYSE; a “non employee director” of Grace as defined under Rule 16b-3 of the Exchange Act; and an “outside director” for the purposes of the corporate compensation provisions (previously) contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Tax Code. Ms. Gulyas serves as Chair of the Compensation Committee.
Corporate Responsibility Committee
The Corporate Responsibility Committee assists our Board of Directors and management in addressing Grace’s environmental and social responsibilities to its various stakeholders. In particular, the committee counsels management with respect to:

•
the development, implementation and continuous improvement of procedures, programs, policies and practices relating to Grace’s environmental and social responsibilities, including ethical business practices, sustainability, and diversity and inclusion;

•	the adherence to those procedures, programs, policies and practices at all levels of Grace; and

•	the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.

Environment, Health and Safety (or "EHS") Programs
We continuously seek to improve our environment, health and safety performance. To the extent applicable, we extend the basic elements of the American Chemistry Council’s RESPONSIBLE CARE ® program to all our locations worldwide, embracing specific performance objectives in the key areas of management systems, product stewardship, employee health and safety, community awareness and emergency response, distribution, process safety and pollution prevention.
Sustainability
Overview. We succeed when we deliver value to our customers, and that success is increasingly based on how we help them meet their sustainability goals. Many of our products and technical services improve the efficiency of our customers’ processes, reduce energy or water use, cut harmful emissions, conserve material inputs, and/or reduce waste. Several of our technologies enable our customers to make products that meet the toughest environmental standards or to reformulate products to address rising consumer and regulatory expectations for sustainability, human health, and safety. As a leading manufacturer of process catalysts, we have become an active participant in the circular economy, with an increasing business in arranging for the recycling or reprocessing of spent catalysts. As part of our commitment to RESPONSIBLE CARE®, we systematically track safety and environmental performance through a comprehensive, global EHS management system covering the environmental, health, safety (including process safety and product safety) and security aspects of our operations, and track progress through pertinent metrics. In 2019, we also reported our facility emissions to the Carbon Disclosure Project.
Product Portfolio. As part of a strategic review of our product portfolio, in 2019 we identified the products that directly contribute to our customers' sustainability objectives, including:

•
Products designed for use-phase efficiency — defined by the Sustainability Accounting Standards Board (SASB) as products that "through their use-can be shown to improve energy efficiency, eliminate or lower greenhouse gas (GHG) emissions, reduce raw materials consumption, increase product longevity, and/or reduce water consumption," either through:

◦Improved products — by increasing the efficiency of a product during its use phase, or

◦	Improved processes — by increasing the efficiency of the manufacturing processes used to make products, and

•	Stricter Environmental Standards — products that directly enable customers to meet environmental regulatory/legal requirements applicable to their products or manufacturing processes.

•	Reduced Consumption/Sustainable — products that enable customers to reformulate their products to avoid or reduce to de minimis levels substances of concern to their customers.
Together, the products in our portfolio that address these sustainability endpoints accounted for approximately $1.1 billion or 44% of our total revenue in 2019 (including the revenues of our Advanced Refining Technologies LLC joint venture).
EcoVadis Ranking. For 2019, Grace earned a Gold Rating from EcoVadis, placing the Company in the top 6% of ranked suppliers in our industry for Corporate Social Responsibility. EcoVadis is a leading third-party entity that evaluates suppliers on a complex scale of sustainability and Environmental, Social, and Governance, or "ESG," factors.
Further Information. Shareholders and other interested persons can visit our website for additional sustainability information at www.grace.com/sustainability/en-us. That further information is not incorporated by reference and is not a part of this Proxy Statement.
Security
We have implemented the RESPONSIBLE CARE® Security Code through a Company-wide security program focused on the security of our people, processes, and systems. We have reviewed existing security, including cybersecurity, vulnerability and taken actions to enhance security systems where deemed necessary. In addition, we are complying with the Department of Homeland Security’s Chemical Facility Anti-Terrorism Standards, including identifying facilities subject to the standards, conducting security vulnerability assessments and developing site security plans, as necessary.
The Corporate Responsibility Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Kathleen G. Reiland, Henry R. Slack, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the NYSE. Ms. Fasone Holder serves as Chair of the Corporate Responsibility Committee.
Director Attendance at Board of Directors Meetings
Our Board of Directors generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Our Corporate Governance Principles provide that our Board will meet regularly in executive session without management in attendance. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of shareholders to attend the annual meeting. All of the nominees for election at the Annual Meeting this year currently serve on our Board of Directors.
Our Board of Directors held 11 meetings in 2019. Each director attended 75% or more of the 2019 meetings of our Board and the Board committees on which the director served in 2019.
Director Attendance at the Annual Meeting
We expect that directors serving on our Board at the time of the Annual Meeting will attend the Annual Meeting pursuant to our Corporate Governance Principles. All of our directors serving on our Board at the time of the 2019 Annual Meeting of Shareholders, except one, attended that meeting.
Board Role in Risk Oversight
Our Board of Directors actively oversees the risk management of Grace, including the risks inherent in the implementation of our strategic plan and the operation of our businesses. Our Board reviews the Grace enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately aligned to Grace’s strategy, culture, risk appetite and value-generation objectives. The Grace enterprise risk management program includes reviews of cybersecurity vulnerability and the actions necessary to enhance the security of our information systems. Our Board provides guidance to management regarding risk management as appropriate for the risks faced by companies in our industry. These activities are supplemented by a rigorous internal audit function that reports directly to the Audit Committee.
Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to Grace’s executive compensation plans and the succession of the CEO and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environment, health and safety matters, including the physical and transitional risks associated with climate change.

Share Ownership Guidelines
To ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our shareholders, our Board implemented share ownership guidelines. The current guidelines are as follows:

Category	Ownership Guideline
Directors (Outside)	5 times cash portion of annual retainer
CEO	5 times base salary
Executive Officers, other than CEO	3 times base salary
Presidents of Operating Segments	2 times base salary
Certain Key Vice Presidents	1 times base salary
Directors and executives subject to the share ownership guidelines generally have five years from the later of 2016 or the year of their initial election or appointment within the relevant category above to comply with the guideline.
Policy regarding Hedging and Pledging
Our policy regarding hedging and pledging provides that our directors and executive officers are not permitted to hedge their economic exposure to Grace common stock or other Company securities through put or call options, short sales, derivatives, or similar instruments or transactions, or pledge any Grace common stock or other Company securities as collateral or to secure any loan or other liability or obligation. The application of our hedging and pledging policy does not extend to officers or employees of the Company who are not directors or executive officers of Grace. The policy covers Grace common stock or other Company securities purchased by or granted to the directors and executive officers as part of Company compensation and would apply to such Grace common stock or other Company securities held directly or indirectly, by our directors and executive officers.
Shareholder Engagement
The Board and management recognize the importance of proactive shareholder engagement. Throughout the year, our CEO, CFO and Vice President, Investor Relations engage regularly with shareholders on a variety of topics to ensure we are aware of their viewpoints, address their questions and concerns, and provide a forum to receive their input and perspectives.
Our proactive shareholder outreach and engagement provides an opportunity to discuss our strategy, financial results and business performance with investors and analysts. It occurs in many forms, including:

•	Investor conferences;

•	Analyst meetings;

•	Headquarters events;

•	One-on-one meetings; and

•	Video and telephonic conference calls.
During 2019, representatives of the Company presented at seven investor conferences and conducted six "non-deal roadshows" (where our officers held discussions with current and potential investors in our Company, but not as part of an offering of Grace securities). Our efforts led to over 175 unique "touch point" engagements with buy-side and sell-side firms over the course of the year. Shareholder feedback from our robust engagement program is provided to our Board and management, and these viewpoints are considered in our decision-making.
We provide additional forms of communications directed towards our shareholders including:

•	Our annual report, SEC filings and proxy statement;

•	Our quarterly earnings releases and earnings presentations;

•	Conference calls with question and answer sessions for our quarterly earnings releases and other major corporate events (e.g., material acquisitions);

•	News releases; and

•	Our website and social media activity.

In addition to direct engagement, we provide other methods for shareholders to communicate their viewpoints to our Board, including:

•	the opportunity to attend and ask questions of our directors at the annual meeting;

•	Mr. Steffen, our non-executive Chairman, makes himself available to engage with shareholders on matters that they believe are best addressed by an independent director; and

•
the Compensation Committee welcomes the continued input of shareholders on our executive compensation program by means of the annual advisory "say-on-pay" vote, or in specific discussions about “say-on-pay” or our compensation programs and policies.

Shareholder Communications with our Board of Directors
Shareholders may communicate with our Board of Directors by writing to Mr. Steffen, Chairman of the Board, at the following address: Christopher J. Steffen, Chairman of the Board, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Clawback Policy
To reinforce the alignment of management's interests with those of our shareholders, and to support good governance practices, the Board has adopted an Executive Compensation Recovery Policy. The policy applies to recovery of both cash and equity incentive compensation in the case of (1) misconduct that contributes to a restatement of the Company's financial statements, (2) breach of non-competition, non-solicitation or confidentiality obligations, or (3) violations of the Company's code of business ethics. The policy applies to all our named executive officers.

Director Compensation
Director Compensation Program
Under our compensation program for nonemployee directors, each nonemployee director receives an annual retainer of $210,000 that is split between cash and equity. For any portion of a retainer denominated in cash but paid in shares of common stock, we calculate the number of shares of common stock to be issued by dividing the amount payable in shares of common stock by the fair market value per share. The fair market value per share is the average of the high and low trading prices of Grace common stock on the NYSE on the date of grant. If any calculation would result in a fractional share being issued, we round the amount of equity to be issued to the nearest whole share. Under this program, each nonemployee director receives an annual retainer of $95,000 paid quarterly in cash and an annual award of approximately $115,000 of Grace common stock issued in May. The non-executive Chairman is paid an additional annual cash retainer of $100,000. Other additional annual cash retainers are as follows: the Lead Independent Director (when applicable) receives $25,000; the Audit Committee Chair receives $18,000; the Chair of the Compensation Committee receives $15,000; the Chair of the Nominating and Governance Committee receives $10,000; and the Chair of the Corporate Responsibility Committee receives $7,500. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors; however, we do not pay our directors any separate meeting fees. Our directors, and all Grace employees, are entitled to participate in the Grace Foundation's Matching Grants Program.
Mr. La Force's 2019 compensation, and stock awards and option awards outstanding at fiscal year end, is described in the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End 2019 table set forth in "Executive Compensation—Compensation Tables," below. Mr. La Force does not receive any additional compensation for serving as a member of our Board of Directors.

The following table sets forth amounts that we paid to our nonemployee directors in connection with their services to Grace during 2019.

Name (a)	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
R. F. Cummings, Jr.	95,000	115,007	—	—	—	—	210,007
A. E. Festa	166,384	115,007	—	—	—	—	281,391
J. Fasone Holder	102,500	115,007	—	—	—	—	217,507
D. H. Gulyas	110,000	115,007	—	—	—	—	225,007
J. N. Quinn	95,000	115,007	—	—	—	—	210,007
K. G. Reiland(d)	—	—	—	—	—	—	—
H. R. Slack(e)	71,250	115,007	—	—	—	—	186,257
C. J. Steffen	140,975	115,007	—	—	—	3,000	258,982
M. E. Tomkins	113,000	115,007	—	—	—	—	228,007
S. Yanai	95,000	115,007	—	—	—	—	210,007
_______________________________________________________________________________

(a)
Amount consists of cash portion of annual retainer in the amount of $95,000 and additional payments to: Ms. Fasone Holder for serving as Chair of the Corporate Responsibility Committee in the amount of $7,500; Ms. Gulyas for serving as Chair of the Compensation Committee in the amount of $15,000; Mr. Tomkins for serving as Chair of the Audit Committee in the amount of $18,000; and Mr. Steffen for serving as Chairman of the Board ($14,675) for part of 2019, as Lead Independent Director ($21,300) before that, and as Chair of the Nominating and Governance Committee ($10,000), for an aggregate of $45,975. Mr. La Force's 2019 compensation, and stock awards and option awards outstanding at fiscal year end, is described in the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End 2019 table set forth in "Executive Compensation—Compensation Tables," below. Mr. Festa received a pro-rata portion of each of his annual cash retainer and his additional cash retainer for serving as non-executive Chairman. For information on Outstanding Equity Awards at Fiscal Year End 2019 for Mr. La Force, see "Executive Compensation—Compensation Tables—Outstanding Equity Awards at Fiscal Year End 2019."

(b)	Reflects the aggregate grant date fair value of the equity portion of the annual retainer 1,532 shares of Grace common stock calculated in accordance with FASB ASC Topic 718.

(c)
Consists of charitable contributions paid during 2019 to academic institutions at the request of the director pursuant to the W. R. Grace Foundation Inc.'s Matching Grants to Education Program. The program's purpose is to assist the primary educational objectives of approved institutions of higher education in the United States and Canada. The foundation will match, dollar for dollar, personal gifts made by employees and directors to qualified colleges, universities and secondary schools up to a maximum of $3,000 per year.

(d)	Ms. Reiland joined our Board of Directors on May 8, 2019. She did not receive any compensation from the Company for her service on our Board of Directors per agreement with the 40 North Parties.

(e)	Mr. Slack joined our Board of Directors on May 8, 2019.
Director Compensation Process
Our director compensation program is intended to enhance our ability to attract, retain and motivate nonemployee directors of exceptional ability and to promote the common interests of directors and shareholders in enhancing the value of Grace. The Compensation Committee reviews director compensation at least annually. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation and, in 2019, engaged WTW to assist in establishing director compensation. The Compensation Committee determines director compensation based on recommendations and information provided by WTW and based on reviewing commercially available survey data from WTW related to general industry director compensation trends at companies of comparable size and our peer group companies (as described under the caption "Executive Compensation—Compensation Discussion and Analysis").

OTHER INFORMATION
Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth the amount of Grace common stock beneficially owned, directly or indirectly:

•
as of the date of the most recent Schedule 13D, Schedule 13G (or amendment thereto), or Form 4 filed by such person with the SEC on or before February 29, 2020, by each person that is the beneficial owner of more than 5% of the outstanding shares of Grace common stock as reflected in such Schedule 13D, Schedule 13G (or amendment thereto), or Form 4; and

•	as of February 29, 2020, by:

◦	each current director and nominee;

◦	each of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables"; and

◦	all current directors, nominees, and executive officers as a group.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned		Percent (2)
40 North Management LLC (3)	9,865,008		14.9
9 West 57th Street, 30th Floor New York, NY 10019
The Vanguard Group, Inc. (4)	5,888,490		8.9
100 Vanguard Blvd. Malvern, PA 19355
R. F. Cummings	14,860
	2,000	(5)
	16,860		*
J. Fasone Holder	4,511		*
D. H. Gulyas	10,860		*
H. La Force	107,814
	101,297	(6)
	209,111		*
K. G. Reiland (3)	—		*
H. R. Slack	1,532		*
C. J. Steffen	21,147		*
M. E. Tomkins	18,860		*
S. Yanai	3,010		*
W. C. Dockman	10,810
	20,629	(6)
	31,439
E. C. Brown	18,378
	50,614	(6)
	68,992		*
K. N. Cole	15,035
	41,920	(6)
	56,955		*
M. A. Shelnitz	68,204
	12,280	(5)
	53,997	(6)
	134,481		*
Current directors, nominees, and executive officers as a group (13 persons)	295,021
	14,280	(5)
	268,457	(6)
	577,758		0.9
_______________________________________________________________________________
*    Indicates less than 1.0%.

(1)
The address of each of our directors and executive officers is c/o Corporate Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Except as otherwise indicated, to our knowledge, each individual, along with his or her spouse, as applicable, has sole voting and investment power over the shares.

(2)	Based on 66,359,087 shares of Grace common stock outstanding on February 29, 2020, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act to the extent applicable.

(3)
40 North Management LLC ("40 North Management"), 40 North Latitude Fund LP ("40 North Latitude Feeder"), 40 North GP III LLC ("40 North GP III"), 40 North Latitude Master Fund Ltd. ("40 North Latitude Master"), David S. Winter and David J. Millstone, beneficially owns 9,865,008 shares of Grace common stock (the "40 North Shares"). Each of 40

North Management, 40 North Latitude Feeder, 40 North GP III, 40 North Latitude Master, Mr. Winter and Mr. Millstone may be deemed the beneficial owner of all of the 40 North Shares. 40 North Management may be deemed to have sole power to vote and sole power to dispose of all of the 40 North Shares, whereas the other reporting persons having beneficial ownership may be deemed to have shared power to vote and shared power to dispose of such 40 North Shares. 40 North Management serves as principal investment manager to 40 North Latitude Feeder and 40 North Latitude Master. As such, 40 North Management has been granted investment discretion over portfolio investments, including the 40 North Shares. Mr. Winter and Mr. Millstone serve as the sole members and principals of each of 40 North Management and 40 North GP III, and as the sole directors of 40 North Latitude Master. The ownership information set forth is based on materials contained in Schedules 13D/A filed with the SEC by 40 North Management LLC on December 13, 19 and 26, 2018, and February 20, 2019, as updated by Statements of Changes in Beneficial Ownership on Form 4, filed by the 40 North Latitude Feeder on August 14, 19, 22, and 27, 2019, reporting the purchase of Grace common shares. Kathleen Reiland, is the 40 North Designee, pursuant to the 40 North Letter Agreement.

(4)
The Vanguard Group, Inc. ("VGI") beneficially owns in the aggregate 5,888,490 shares of Grace common stock by means of: sole voting power over 32,753 shares; shared voting power over 14,080 shares; sole investment power over 5,849,155 shares; and shared investment power over 39,335 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VGI, is the beneficial owner of 25,255 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of VGI, is the beneficial owner of 21,578 shares as a result of its serving as investment manager of Australian investment offerings. The ownership information set forth is based in its entirety on material contained in a Schedule 13G/A filed with the SEC by VGI on February 12, 2020.

(5)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(6)
Shares of Grace common stock to be issued upon the exercise of stock options that are exercisable and shares of Grace common stock with respect to which investment or voting power will vest within 60 days after February 29, 2020. Pursuant to SEC rules, such shares are deemed to be beneficially owned as of such date.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019, with respect to our compensation plans under which shares of Grace common stock are authorized for issuance upon the exercise of options, warrants or other rights. The only such compensation plans in effect are stock incentive plans providing for the issuance of stock options, restricted stock and other equity awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(2)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (#)(2)(4)
Equity compensation plans approved by security holders(1)	2,157,939	72.30	6,595,567
_______________________________________________________________________________

(1)
The 2014 Stock Incentive Plan (the "2014 Plan") was approved on behalf of Grace shareholders by the Official Committee of Equity Security Holders in the Grace Chapter 11 case and by the U.S. Bankruptcy Court and U.S. District Court for the District of Delaware as part of our Joint Plan of Reorganization, which became effective on February 3, 2014. The 2018 Stock Incentive Plan (the "2018 Plan") was approved by Grace shareholders on May 9, 2018.

(2)
Under the 2014 Plan, there are 1,377,779 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $71.55), 273,492 shares to be issued upon completion of the performance period for stock-settled performance-based units, or "PBUs" (assuming 140% of target payout for the 2017-2019 PBUs and the maximum number of shares in respect of all other outstanding PBUs) and 62,682 shares to be issued upon completion of the vesting period for stock-settled restricted stock units, or "RSUs," awards. Under the 2018 Plan, there are 187,830 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $77.84), 174,760 shares to be issued upon completion of the performance period for stock-settled PBUs (assuming the maximum number of shares are earned in respect of outstanding PBUs) and 55,734 shares to be issued upon completion of the vesting period for stock-settled RSU awards.

(3)	The calculation of weighted-average exercise price does not take outstanding PBUs and RSUs into account.

(4)
Amount represents the number of shares of Grace common stock available for issuance pursuant to stock options, restricted stock, PBUs and other awards that could be granted in the future under the 2018 Plan.

Related Party Transactions
Our Board of Directors recognizes that transactions involving related persons in which Grace is a participant can present conflicts of interest, or the appearance thereof, so our Board has adopted a written policy as part of the Grace Corporate Governance Principles (which are available on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx) with respect to related person transactions. The policy applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

•	Grace is a participant;

•	the amount involved exceeds $120,000; and

•	any related person, such as a Grace executive officer, director, director nominee, 5% shareholder or any of their respective family members, has a direct or indirect material interest.
Each such related person transaction shall be reviewed, determined to be in, or not inconsistent with, the best interests of Grace and its shareholders and approved or ratified by:

•	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

•	the disinterested members of our Board.
In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.

Agreements with Certain of our Shareholders
On February 20, 2019, we entered into the 40 North Letter Agreement with the 40 North Parties pursuant to which, among other things, we included Kathleen G. Reiland and Henry R. Slack on the slate of director nominees recommended by our Board in the Proxy Statement for our 2019 Annual Meeting of Shareholders. Ms. Reiland and Mr. Slack were elected directors at that meeting.
Pursuant to the 40 North Letter Agreement, the 40 North Parties agreed to certain standstill restrictions pursuant to which the 40 North Parties will refrain from taking certain actions with respect to the Company and Grace common stock, and agreed to cause the shares of Grace common stock over which they have the right to vote to be voted (i) in favor of all nominees for director recommended by our Board, (ii) against any nominees for director not recommended by our Board and (iii) against any proposals to remove any director. The 40 North Letter Agreement will continue until 15 days after the date Ms. Reiland no longer serves on the Board; or, if earlier, one day after the Company’s 2021 Annual Meeting.
Ms. Reiland’s term as a director will expire at our 2020 Annual Meeting of Shareholders. Prior to such expiration, our Board expects to appoint Ms. Reiland as a Class I director, with a term expiring at our 2021 Annual Meeting of Shareholders. In such event, Ms. Reiland also would continue as a member of our Board committees.
Concurrently with the execution of the 40 North Letter Agreement, the Company and the 40 North Parties entered into an agreement (the “Confidentiality Agreement”) pursuant to which the 40 North Parties agreed to keep confidential certain information pursuant to the terms and conditions set forth therein.
For the amount of Grace common stock beneficially owned, directly or indirectly, by the 40 North Parties, see "Other Information—Stock Ownership of Certain Beneficial Owners and Management," above.
The foregoing descriptions of the 40 North Letter Agreement and the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the 40 North Letter Agreement, which we filed with the SEC on February 28, 2019, as Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT
OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be Grace’s independent registered public accounting firm for 2020. Although the submission of this matter for shareholder ratification at the Annual Meeting is not required by law, regulation or our By-laws, our Board is nevertheless doing so to determine the shareholders' views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.
PwC acted as independent accountants for Grace and its consolidated subsidiaries during 2019 and has been retained by the Audit Committee for 2020. A representative of PwC is expected to attend the Annual Meeting and be available to answer questions, and would have an opportunity to make a statement if he or she wishes to do so.
See "Principal Accountant Fees and Services" and "Audit Committee Pre-Approval Policies and Procedures," below.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS GRACE'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

Principal Accountant Fees and Services
The Audit Committee of our Board of Directors selected PwC to act as our principal independent accountants for 2019. The following table sets forth the fees and expenses that we incurred for the services of PwC for the year ended December 31, 2018, and our estimate of the fees and expenses that we incurred for the year ended December 31, 2019:

Fee Description	2019*	2018
Audit Fees	$2,564,000	$3,223,000
Audit-Related Fees	55,000	59,000
Tax Fees	203,000	718,000
All Other Fees	5,000	7,000
Total Fees	$2,827,000	$4,007,000
_______________________________________________________________________________

*	For 2019, amounts are current estimates in respect of services received for which final invoices have not been submitted.
Audit Services relate to the audit of our consolidated financial statements and our internal controls over financial reporting (as required under Section 404 of the Sarbanes-Oxley Act of 2002); the reviews of our consolidated quarterly financial statements; services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; services in connection with the implementation of new accounting or financial standards; and consents and assistance with respect to our SEC filings.
Audit-Related Services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Services” above.
Tax Services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.
All Other Fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy that requires the Audit Committee to specifically pre-approve the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general pre-approval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically pre-approved by the Audit Committee. However, the Chair of the Audit Committee has the authority to pre-approve services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting. During 2019 and 2018, no audit-related, tax, or other services were performed by PwC without specific or general approval as described above. We have been advised by PwC that a substantial majority of the hours expended on their engagement for the 2019 audit of our consolidated financial statements and internal controls were attributed to work performed by PwC's full-time, permanent employees.

Audit Committee Report
The following is the report of the Audit Committee of our Board of Directors with respect to Grace’s audited consolidated financial statements for the year ended December 31, 2019, which include the consolidated balance sheets of Grace as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2019, and the notes thereto (collectively, the “Financial Statements”).
The Audit Committee consists of the following members of our Board: Mark E. Tomkins (Chair), Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Kathleen G. Reiland, Henry R. Slack, Christopher J. Steffen and Shlomo Yanai. Each of the members of the Audit Committee is “independent," as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.
The Audit Committee is responsible for reviewing the financial information that Grace provides to shareholders and others, and for overseeing Grace’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selection of an independent registered public accounting firm to audit Grace’s annual consolidated financial statements, including the periodic rotation required by SEC rules, and its internal control over financial reporting; (2) serving as an independent and objective party to monitor Grace’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of Grace’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.
The Audit Committee has reviewed and discussed the audited financial statements of Grace for the year ended December 31, 2019, with Grace’s management.
The Audit Committee has discussed with PwC, Grace’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the independence of PwC.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that Grace’s audited financial statements be included in Grace’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
AUDIT COMMITTEE
Mark E. Tomkins, Chair
Robert F. Cummings, Jr.
Julie Fasone Holder
Diane H. Gulyas
Kathleen G. Reiland
Henry R. Slack
Christopher J. Steffen
Shlomo Yanai

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF
GRACE'S NAMED EXECUTIVE OFFICERS
Under Section 14A of the Exchange Act, our shareholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables." This vote is generally referred to as a "Say on Pay" vote. Accordingly, we are asking shareholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to the Corporation's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. This vote is advisory and not binding on Grace, the Compensation Committee or our Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. We currently hold such advisory vote each year and expect to hold another advisory vote at our 2021 Annual Meeting of Shareholders.
The principal components of pay under our 2019 executive compensation program were annual base salary, annual cash incentive awards and long-term incentive awards, which consisted of stock options, PBUs and RSUs. The performance measures for the 2019 annual cash incentive awards were Adjusted EBIT (weighted 50%), Adjusted Free Cash Flow (weighted 25%), and Adjusted Net Sales (weighted 25%). For PBUs, which represent 50% of the value of our Long-Term Incentive Plan, or "LTIP," awards, the amount of an individual payout under a PBU award is based upon: an award recipient’s PBU target share amount; the growth in our LTIP Adjusted EPS over the three-year performance period; the Total Shareholder Return (or "TSR") for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and the value of Grace common stock on the payout date. We encourage our shareholders to read the Compensation Discussion and Analysis set forth under "Executive Compensation" which describes our 2019 compensation program in detail as well as Annex A hereto, which provides important information about Non-GAAP performance measures.
We believe that the information we have provided in this Proxy Statement shows that we have designed our executive compensation program to attract, retain and motivate a highly qualified and effective executive team and to promote long-term shareholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with the Grace Core Values. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
THE APPROVAL ON AN ADVISORY BASIS OF THE
COMPENSATION OF GRACE'S NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Grace Delivered Solid Financial Results in 2019
In 2019, we delivered solid financial results in a challenging year and continued to execute our profitable growth strategy. We achieved the following results for four key performance metrics that the committee uses in compensation determinations:

•	Adjusted Net Sales[1] increased 2.4% to $1,981.1 million, with solid customer demand for our high-value catalysts and process technology solutions and our silicas and pharmaceutical technologies;

•	Adjusted EBIT[1] grew 3.6% to $473.2 million, driven by demand growth, improved pricing, and higher margins;

•	Adjusted EPS[1] was $4.38 per share, up 5.8%; and

•	Adjusted Free Cash Flow[1] increased $12.6 million to $247.2 million, reflecting our earnings growth and strong working capital performance.
We maintained our disciplined capital allocation strategy focused on high-return growth and productivity investments, synergistic bolt-on acquisitions, and returning capital to shareholders. In 2019:

•	We invested $194.1 million in capital, including $110 million of growth capital needed to meet customer demand for our innovative catalysts and materials technologies;

•	Our team completed the integration of the 2018 polyolefin catalysts acquisition, which established Grace as the global leader in polyolefin catalysts;

•	We returned $102 million of cash to shareholders by repurchasing $30 million of our common stock and paying $72 million in dividends, a 12.4% increase in total dividends paid over last year; and

•	We reduced our net leverage, consistent with our target.
Grace Continued to Build on its Solid Foundation for Long-Term Value Creation
Our profitable growth strategy has four well-defined elements, founded on our focused, high-value business portfolio, our strong strategic positions, and the sustainable growth drivers in the industries we serve:

1.	Invest to accelerate growth and extend our competitive advantages;

2.	Invest in great people to strengthen our high-performance culture;

3.	Execute the Grace Value Model to drive operating excellence; and

4.	Acquire to build our technology and manufacturing capabilities for our customers.
1 Where to find further information on non-GAAP performance measures: For a discussion of our non-GAAP performance measures, definitions, reconciliations, and other important information, see Annex A to this proxy statement, which includes cross-references to the Company's 2019 Annual Report on Form 10-K for GAAP and non-GAAP information, which information is incorporated by reference herein. Non-GAAP performance measures include: Adjusted Net Sales; Adjusted EBIT; Adjusted EPS; and Adjusted Free Cash Flow. These non-GAAP financial measures do not purport to represent income or liquidity measures as defined under GAAP, and should not be considered as alternatives to such measures as an indicator of our performance.

Grace Value Model
The Grace Value Model (or "GVM") is an important part of our growth strategy. The GVM is a tightly-aligned operating excellence model designed to accelerate growth and profitability for Grace. At the company level, we focus on portfolio, strong strategic position, and disciplined capital allocation. We invest to grow our businesses, improve our strategic position, and maintain our high Return on Invested Capital (or "ROIC"). At the business level, we focus on customers, innovation, growth and profitability. We invest in R&D and technology innovation to drive customer-focused, solutions-oriented innovation, and we invest in the Grace Manufacturing System as the foundation of our operating excellence strategy. Linking and enabling all of these elements are great talent, high-performance culture, and integrated business management processes. Our ability to rigorously execute the Grace Value Model is a principal source of our competitive advantage and our financial performance.
Investments for Growth
In 2019, we made significant investments to accelerate growth, extend our competitive advantages and strengthen our team and culture. These investments position us well to deliver long-term sustainable growth and strong operating results. Following are some of the more significant investments we made in 2019:

•
Polypropylene catalyst capacity to supply the high growth in our leading UNIPOL® polypropylene process technology, CONSISTA® non-phthalate catalyst technology and other product lines. We expect this capacity will start-up in 2020 and 2021.

•	Colloidal silica capacity to meet the growing demand and increasing technical requirements for our high-value LUDOX® colloidal silica products. We plan to start-up this capacity in 2020.

•
Hydroprocessing catalyst capacity in our ART joint venture to supply the high demand for cleaner fuels enabled by our leading resid hydroprocessing technology. We also expect this capacity to come online in 2020.

In addition to these growth capital investments, we made important investments in innovation, commercial excellence and operating excellence:

•
We increased our Research & Development investment 14% since 2017, sustaining our continuous focus on customer-driven innovation. In 2019, we introduced dozens of new products designed to help our customers achieve their growth, product performance, profitability, and sustainability objectives.

•
We extended our value selling and commercial excellence training and tools to all commercial employees, resulting in improved penetration and retention of targeted customers and improved product profitability.

•	We invested over $20 million in our Grace Manufacturing System program since 2017. In its second full year of implementation, this program has already paid-back our initial investments and is adding approximately 75 basis points to gross margin each year. By reinvesting these benefits, we can make additional growth and productivity investments without diluting our profitability.
Our High-Performance Culture
Grace’s great talent and high-performance culture are the most important sources of our competitive advantage and long-term ability to deliver value to customers and investors. We have invested heavily in our global talent and talent management system, which includes aligned goal setting, ongoing feedback and coaching, effective performance reviews, and a continuous cycle of professional development. In 2019, we refreshed more than 10% of our global workforce, including upgrading talent where needed and adding key leadership roles throughout the organization.
Our high-performance culture is based on our commitment to performance and our five Grace Leadership Behaviors: Deliver Results; Think Critically; Be Authentic; Communicate; and Engage and Include. We expect our colleagues to model these behaviors and our values in their daily business conduct. We aspire to continually strengthen our talent and culture by welcoming and valuing the unique backgrounds, cultures, experiences, perspectives, and contributions of our employees around the globe as a core element of executing our profitable growth strategy and achieving our value-creation goals.
Board and Executive Leadership Succession
The Board of Directors successfully concluded its Chief Executive Officer (or "CEO") succession plan by electing Hudson La Force as President and CEO in November 2018, following the retirement of Fred Festa, our previous CEO. In 2019, Mr. La Force completed his first full fiscal year leading Grace.
In November 2019, Mr. Festa retired as non-executive Chairman of our Board, consistent with our leadership transition plan. Christopher Steffen was appointed to succeed Mr. Festa as non-executive Chairman. Mr. Steffen was first elected to our Board in 2006 and had served as Lead Independent Director since 2012. He will continue as Chair of the Board’s Nominating and Governance Committee. During his tenure, Mr. Steffen has been instrumental in leading Grace and our Board through the spin-off of GCP Applied Technologies, the recent CEO succession, and a Board refreshment initiative that has reduced the median tenure of our Board (now just over four years for our independent directors) and increased its diversity (38% of our independent directors are female).
In May 2019, we announced that our Board had elected William Dockman as Senior Vice President and Chief Financial Officer. Mr. Dockman had served as interim CFO prior to his election. Also in May, Elizabeth Brown, our Senior Vice President and Chief Human Resources Officer, took additional responsibility for leading our Information Technology function, which she led on an interim basis since 2018. In November 2019, Jag Reddy, our Vice President, Strategy and Growth, took additional responsibility for leading our ART hydroprocessing catalyst joint venture, as its Managing Director.

Key 2019 Business Performance Results and Metrics
Our compensation programs are a key element of our high-performance culture. The compensation of our named executive officers, or "NEOs," is directly linked to our success in delivering value to our customers and investors. Our leaders are expected to drive performance and be role models for delivering results the right way.
Our results reflect solid performance in a challenging year. Our Adjusted Free Cash Flow under our 2019 Annual Incentive Compensation Plan ("AICP") met our target; however, our AICP Adjusted Net Sales and AICP Adjusted EBIT were below our targets. As disclosed in our quarterly earnings communications, our 2019 results were affected by four discrete events that occurred during the year. These events reduced Net Sales by $36 million, and reduced Adjusted EBIT by $28 million after the benefit of business interruption insurance but before the benefit of mitigating cost reductions and other actions. Overall, this performance resulted in 82% of the Target AICP Incentive Pool being funded.
For further information on our AICP, see "2019 AICP Funding," and for information on our Long Term Incentive Compensation Plan ("LTIP") for periods ending in 2019, see "2017-2019 LTIP Adjusted EPS and Total Shareholder Return and 2017-2019 Payouts," below.
The following charts illustrate key performance metrics used in our compensation determinations:

Our Compensation Program for 2019
The principal components of compensation under our executive compensation program are annual base salary, annual cash incentive awards, and long-term incentive awards, which, in 2019, consisted of performance-based units (or "PBUs"), restricted stock units (or "RSUs"), and stock options. We use this mix of fixed and variable pay components with different payout forms (cash, stock and stock options) to reward annual and sustained long-term performance. These components afford the committee the appropriate mechanisms to reward management for Grace performance and align our executives' interests with those of our shareholders. We continuously evaluate best practices and market data to ensure alignment between pay and performance in our compensation plan design.
We base the measures that we use to assess our performance for purposes of determining annual cash incentive awards for executive officers on our annual operating plan goals, which are directly tied to the pay outcomes of our executive officers. For the 2019 AICP, we used the following metrics to quantify performance:

•
Adjusted Net Sales (weighted 25%) — emphasizes the importance of top-line growth in measuring our market segment performance and confirmation of our ability to earn the confidence and trust of our customers.

•	Adjusted EBIT (weighted 50%) — demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity.

•	Adjusted Free Cash Flow (weighted 25%) — reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth.
Based on our 2019 business plan, and operational and growth initiatives, we believe these measures continue to best reflect our ability to grow our businesses profitably and maximize operational efficiency and cash flow. They also allow us to provide meaningful incentives that are competitive in our industry, which we believe encourages our executives to drive sustained results and long-term shareholder value. The committee recognizes the importance of strong earnings and cash generation to Grace’s strategic plans, while also seeking to stress the importance of top-line sales growth. Accordingly, the committee uses Adjusted EBIT as the most heavily-weighted factor, with Adjusted Net Sales weighted equally with Adjusted Free Cash Flow as performance measures.
PBUs are designed to align leadership focus with our expectations for the ongoing success of our business, and for driving long-term shareholder value. Specifically, the value of an individual PBU award at vesting is based upon the:

•	Individual’s PBU target share amount;

•	Growth in our LTIP Adjusted EPS over the three-year performance period;

•	Total Shareholder Return (or "TSR") for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and

•	Value of Grace common stock on the payout date.
The value of an RSU at vesting is equal to the value of Grace common stock at that time, and the value of stock options is directly related to the increase in value of our stock, so both RSUs and stock options provide direct alignment between the interests of our executive officers and shareholders.
During 2019, our LTIP grants consisted of three components: PBUs (50% of LTIP value), RSUs (25% of LTIP value), and stock options (25% of LTIP value). The PBUs consist of a target award of shares that can be increased, decreased, or forfeited based on Grace's results over a three-year performance period as compared to baseline performance during the year prior to the performance period. The number of PBU shares to be paid out is based upon EPS growth targets, subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year performance period is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage. The PBUs "cliff vest" after the completion of the three-year performance period. The RSUs vest in three equal annual installments and will be settled within 60 days of those vesting dates. The stock options vest in three equal annual installments and have a ten-year term from the grant date.

Compensation and Governance Best Practices
The following are some of the key elements of our Executive Compensation Program.
What We Do

We carefully align compensation with shareholder interests	Our compensation plan structure mitigates risk
We foster direct pay-for-performance linkage	We have a clawback policy for misconduct leading to a restatement of financial results
We conduct thorough assessments of executive and Company performance	Our Compensation Committee is composed entirely of independent directors
Our shareholders have an annual say-on-pay vote	Our Compensation Committee has discretion to limit certain incentive compensation payouts
We maintain robust share ownership guidelines	We have double trigger change in control equity treatment in our current stock incentive plan
We benchmark peer & industry data annually for competitive analysis of CEO / NEO compensation	Our Compensation Committee has an independent compensation consultant
We have an appropriate mix of compensation; with a significant portion of compensation "at-risk"	We have a well-designed succession plan that has been implemented successfully
What We Don't Do

We do not have individual severance agreements	We do not permit hedging or pledging of Grace securities by directors or executive officers*
We do not grant options below fair market value	We limit transferability of stock incentive compensation
We do not permit option repricing without shareholder approval	We do not grant excessive perquisites
We do not provide tax gross-ups, except for relocations
_______________________________________________________________________________

*	See "Policy regarding Hedging and Pledging" under "Corporate Governance."

Alignment between Pay and Performance
The committee believes that the Company’s executive compensation program provides a strong linkage between pay and performance and is well-aligned with shareholder interests. Our measures of performance under our AICP and LTIP — sales, EBIT, cash flow, EPS and TSR, are accepted measures of financial success by the investment community, and similar measures are also used by our peer companies in various forms of incentives. The committee sets targets for these measures based on the macroeconomic environment, competitive dynamics, and factors unique to the Company. The committee designs these targets which, if attained, represent excellent performance by the Company. If the Company achieves or exceeds these targets, the committee believes executives generally should be rewarded with higher payouts of awards, and if targets are not met, executives generally should receive lower or no awards.
Our CEO Pay At-A-Glance
Mr. La Force's total direct compensation (which is total compensation as reported in the Summary Compensation Table, less pension changes and other compensation) for 2019 was $4,340,175, an increase of 63.2% compared with the prior year, reflecting his promotion to CEO in November 2018. The chart below shows the components of pay awarded in 2019 compared with the prior year. Notably, Mr. La Force's 2018 compensation elements (and the resulting percentage increases) reflect his prior role as our President and Chief Operating Officer for most of 2018. For more details about the structure of Mr. La Force's compensation, see "—Compensation Tables—Summary Compensation Table."

H. La Force Compensation Element	2019 ($)	2018 ($)	Percentage Increase (Decrease) (%)
Base Salary	850,000	667,243	27.4
Annual Cash Incentive	697,000	692,700	0.6
Fair Market Value of Stock Option Grant	693,209	325,189	113.2
Fair Market Value of PBU Grant	1,399,977	649,985	115.4
Fair Market Value of RSU Grant	699,989	325,026	115.4
Total Direct Compensation	4,340,175	2,660,143	63.2
Overview of Our Executive Compensation Program and Philosophy
Key Objectives
The key objectives of the Grace executive compensation program for executive officers are to incentivize and motivate our executive officers to improve our performance and increase shareholder value; and to enable us to compete effectively with other firms in attracting, motivating and retaining executives. We designed the incentive compensation portion of the program to closely align the financial interests of our executive officers with those of our shareholders. Because executive officers have a substantial ability to influence business success, we believe that the portion of compensation that is at-risk based on organization-wide performance should increase as the level of responsibility increases.
We also expect the executive compensation program to be applied consistently with our culture of ethical conduct, personal integrity, and compliance with both our policies and applicable law. We expect our executive officers to lead by example, modeling our Grace Core Values in their daily business conduct. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.
Share Ownership Guidelines
Our Board has designed and implemented share ownership guidelines to align the long-term financial interests of our directors and executive officers with the long-term interests of our shareholders. The guidelines are set forth under "Proposal One—Election of Directors—Corporate Governance—Share Ownership Guidelines."

Annual Say-On-Pay Vote Results
At our annual meeting in May 2019, approximately 99% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. Based on its review and consideration of the 2019 shareholder advisory vote, the committee believes these results indicate strong support for our compensation policies and structure, and confirm the importance of our maintaining a strong link between pay and performance in our compensation philosophy and market-best practices. The committee welcomes the continued input of shareholders by means of the annual advisory "say-on-pay" vote and the Company remains committed to shareholder engagement. (See "Proposal One—Election of Directors—Corporate Governance—Shareholder Engagement.")

How We Set Compensation — Elements and Target Mix
Our Board of Directors has delegated to the committee, the authority for approving and administering the compensation program for executive officers (including the "named executive officers" in the Summary Compensation Table set forth under "—Compensation Tables"). Our Board has appointed all of the independent members of our Board to serve as members of the committee.
Elements of Compensation
The following table outlines the major elements of compensation in 2019 for the named executive officers:

Compensation Element	Definition	Rationale
Base Salary	Fixed cash compensation paid monthly	Payment for completion of day-to-day responsibilities
Annual Incentive Compensation Plan	Variable cash compensation earned by annual individual performance and achievement of pre-established annual corporate financial performance goals	Builds accountability for achieving annual financial and business results and individual performance goals
Long-Term Incentive Compensation Plan (Stock Options)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
Long-Term Incentive Compensation Plan (PBUs)	Equity compensation subject to performance-based vesting criteria over a three-year period; value is equivalent to 50% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
Long-Term Incentive Compensation Plan (RSUs)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer’s long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
U.S. Defined Contribution Retirement Plans	Savings and Investment Plan (401(k))-Standard tax-qualified defined contribution retirement benefit subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with the opportunity to save for retirement on a tax-advantaged basis with matched contributions from Grace
	Savings and Investment Plan Replacement Payment Plan (nonqualified)	Provides certain highly-paid U.S. employees with the opportunity for the same level of Grace match as other participants in the Savings and Investment Plan, notwithstanding U.S. Tax Code limitations
U.S. Defined Benefit Retirement Plans	Retirement Plan for Salaried Employees ("Pension Plan") - Standard tax-qualified pension plan subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with retirement income
	Supplemental Executive Retirement Plan (nonqualified)	Provides certain highly-paid U.S. employees with the same benefit formula as other participants in the Pension Plan, notwithstanding U.S. Tax Code limitations

Target Compensation Mix
As determined by the committee, and informed by market practices, our compensation mix at target (shown below for both our CEO and, collectively, for the other named executive officers) is largely incentive-based. The charts below include 2019 base salary, target AICP, and grant date fair values for the 2019 LTIP grants. The charts illustrate how the mix of target total direct compensation for our named executive officers emphasizes incentive compensation, with a significant focus on long-term incentives tied to our long-term performance. Further, the charts indicate the high percentage of executive compensation that is "at-risk," demonstrating the linkage of shareholder interests and executive officer performance goals.
CEO and NEO Compensation Mix At Target

CEO Compensation Mix At Target	Other NEO Compensation Mix At Target

Compensation Benchmarking
In order to gauge market compensation levels and practices, the committee has retained the services of Willis Towers Watson (or "WTW"), a leading independent global advisory, broking and solutions company. Periodically, the committee consults with WTW for an assessment of our executive officer compensation program relative to the competitive market.
The committee has selected the companies below as our compensation peer group based upon their industry (those being chemicals, materials and specialty chemicals), size and global scope, revenues, profitability, market capitalization, market for talent, and the availability of public information regarding their compensation practices. The committee relies upon the compensation data gathered from the peer group as well as published broad industry survey data, reflecting the chemicals and general industries, to represent the competitive market for executive talent for our executive officers, and does not focus on any specific data or benchmark for guidance when making pay decisions. The committee reviews the composition of our compensation peer group annually to ensure that it remains suitable and appropriate, and removes companies that are no longer public entities.

Peer Group

Albemarle Corp.	Hexcel Corp.
Ashland Global Holdings Inc.	International Flavors & Fragrances Inc.
Cabot Corp.	Minerals Technologies Inc.
Celanese Corporation	NewMarket Corporation
Element Solutions Inc. (1)	Olin Corporation
Ferro Corporation	RPM International Inc.
FMC Corp.	A. Schulman Inc. (2)
GCP Applied Technologies Inc.	Sensient Technologies Corporation
HB Fuller Co.
_______________________________________________________________________________

(1)	Element Solutions Inc. was formerly known as Platform Specialty Products Corporation.

(2)
While A. Schulman Inc. was previously included in our peer group, that entity was acquired by the LyondellBasell Industries N.V. group, and consequently will not be included in our peer group going forward.

When reviewing the appropriateness of including companies in our peer group based on revenues, we consider the revenues of Advanced Refining Technologies LLC (or "ART"), our joint venture with Chevron Products Company, a division of Chevron U.S.A. Inc., given our significant managerial responsibilities in connection therewith. Net sales of ART, an unconsolidated affiliate in which we have a 50% interest, were $527.5 million during 2019. We also consider ART revenues in survey benchmarking.
Contributions of the Committee, CEO and Consultant in our Executive Compensation Process
Role of the Compensation Committee
Pursuant to a delegation from our Board of Directors, the committee is responsible for reviewing and approving the compensation of all executive officers, including:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements;

•	severance arrangements;

•	change in control agreements; and

•	any special or supplemental benefits not generally available to salaried employees.
The committee oversees executive development and succession planning for the CEO and the other executive officers; reviews management's goal setting process; identifies important year-over-year and multi-year targets; and commits the executive compensation program to a rigorous review annually. The committee reviews and approves all corporate goals and objectives used in determining the incentive compensation of each executive officer. Our human resources department and legal services group provide advice and legal and administrative assistance to aid the committee in meeting its responsibilities.
The committee reviews the distribution of peer group pay practices and broad industry data and determines the appropriate positioning of each executive officer's compensation based on several factors, including:

•	the executive officer’s role and level of responsibility;

•	the executive officer’s individual performance in that role;

•	the need to attract, retain and motivate the talent required for world-class leadership;

•	the economic and business environment in which Grace operates;

•	the importance of the executive officer to Grace’s objectives and strategy;

•	internal comparisons of pay and roles within the executive officer group;

•	legal and governance requirements and standards related to executive compensation, including internal pay equity with other salaried employees; and

•	with respect to executive officers other than the CEO, the CEO’s recommendation of appropriate compensation levels.

The committee’s compensation philosophy is to attract, retain and motivate employees to deliver results and increase shareholder value, performing in the best interests of the Company and its shareholders. The committee reviews compensation policies and plans to ensure that this philosophy is supported and that such policies and plans allow the Company to compete effectively with other firms in attracting, motivating and retaining the talent required.
Each year, the committee evaluates the leadership ability, business experience, technical skill, and potential to contribute to Grace’s overall performance, of each executive officer. In addition, since the number of executive officers is small, the committee is able to spend considerable time with each executive officer outside committee meetings, so the committee members are able to develop strong holistic views of each executive officer’s performance and potential. The committee also reviews each executive officer’s existing compensation. This information, presented in the form of a "tally sheet," reflects all compensation payable or potentially payable to each executive officer under our compensation program. For each executive officer, the committee reviews the tally sheet, the peer group information, and broad industry data to provide context to the compensation decisions. The committee then reviews the recommendation of the CEO, as discussed below, solely with respect to the other executive officers, and makes the compensation determination based on its individual evaluation of each executive officer.
The committee's process for determining the compensation of the CEO is similar to the process it applies to other executive officers. The committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO. The committee evaluates the CEO's performance considering those goals and objectives as well as market data, and has sole authority to determine the CEO's compensation based on this evaluation. The CEO plays no part in the committee's deliberations concerning, or approval of, the CEO's own compensation. The committee believes the CEO's compensation should be higher than the compensation of other executive officers because the CEO is uniquely positioned to influence all aspects of our operations and performance and the resulting return to our shareholders. In addition, the committee believes that a competitive compensation package that aligns the interests of the CEO with Grace's shareholders is the most effective way to incentivize the CEO and maximize Company performance. The committee's view is consistent with the practices of the compensation peer group companies and the broad industry data that it has reviewed.
Role of the Chief Executive Officer
The CEO proposes compensation levels for the other executive officers. The CEO bases his recommendations for the other executive officers on his personal review of the factors considered by the committee, as described above. The committee affords the CEO’s recommendations significant weight, but retains full discretion when determining executive officer compensation. Although not a member of the committee, the CEO attends committee meetings and participates in committee deliberations regarding compensation levels for the other executive officers. The CEO is excused from deliberations regarding his own compensation and from the "executive session" portion of each meeting when the committee meets alone or alone with its outside advisors.
Role of the Compensation Consultant
In order to add rigor in the process of setting executive officer compensation and to inform the committee of market trends, the committee has engaged the services of WTW to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports the committee’s goal to align the interests of our executive team with the interests of our shareholders.
Specific services provided by WTW in 2019 included:

•	participation in committee meetings;

•	review of our pay-for-performance alignment;

•	review of risk factors associated with the design and administration of our executive compensation program;

•	review of companies included in our compensation peer group;

•	preparation of market compensation data for executives and outside directors;

•	review of the CEO’s compensation as well as compensation recommendations for the other named executive officers;

•	presentation of recommendations for the CEO’s compensation to the committee;

•	assessment of the share usage under our long-term incentive plan versus the peer group;

•	advice on incentive compensation plan design;

•	advice on current market trends and practices; and

•	review of compensation disclosure.
We expect WTW and our executive officers, including our CEO, and our Senior Vice President and Chief Human Resources Officer, to meet, exchange information, and otherwise cooperate in the performance of their respective duties outside committee meetings.
During 2019, the Company paid fees to WTW for services rendered in respect of executive officer and director compensation in the amount of $242,000. In addition, management engaged WTW to provide additional services to the Company in an amount equal to $185,000 during 2019. These services included human capital and broking, and data, surveys and technology.
The committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. The committee annually reviews its relationship with WTW to ensure independence. The process includes a review of the services WTW provides, the quality of those services, and fees associated with the services during 2019 as well as consideration of the factors impacting independence that the NYSE rules require. In its review, the committee noted no conflicts of interest related to the work of WTW and has determined the consultant to be independent.
Application of the Compensation Program for 2019 — Elements, Targets and Results
Base Salary
The committee generally reviews base salaries for executive officers annually, but also when roles change significantly. The committee considers individual performance, achievement of individual strategic objectives, changes in the breadth or scope of responsibilities, and its review of competitive compensation information described above. Mr. Dockman was elected as our Senior Vice President and Chief Financial Officer in 2019. Ms. Brown, our Senior Vice President and Chief Human Resources Officer, took additional responsibility as leader of our IT function, and her salary was increased in connection with her expanded role. The other named executive officer salaries remained unchanged from 2018.

Named Executive Officer	Base Salary Rate as of 12/31/2019 ($)	Base Salary Rate as of 12/31/2018 ($)	Percentage Increase in Base Salary Rate (%)
H. La Force	850,000	850,000	—
W. C. Dockman	415,000	—	—
E. C. Brown	420,000	395,000	6.3
K. N. Cole	370,000	370,000	—
M. A. Shelnitz	450,000	450,000	—
Annual Incentive Compensation
The AICP is a cash-based, pay-for-performance incentive plan. Its purpose is to motivate and reward upper- and middle-level employees, including executive officers, for their contributions to our performance. The amount of an individual incentive award payment under the AICP is based upon:

•	the individual's AICP target amount;

•	the funding of the AICP incentive pool based on our performance; and

•	the individual's personal performance.
The committee established 2019 AICP targets in February 2019, based on the performance targets in our 2019 annual operating plan and after considering the general economic environment in which we expected to be operating during the year.
In 2019, the committee emphasized earnings, cash generation, and revenue performance in setting the annual incentive compensation plan goals. Consistent with 2018, earnings remained weighted for half of the plan, reflecting an emphasis on margins and controlling costs. The committee viewed strong cash performance as critical to our strategic direction in 2019 and a key component in our future plans and consequently weighted cash generation at 25% for 2019. The committee also gave sales equal weight at 25% for 2019 to stress the importance of revenue growth. For performance measurement, the committee used the following:

•	For earnings, the committee used "Adjusted EBIT."

•	For cash generation, the committee used "Adjusted Free Cash Flow."

•	For revenue growth, the committee used "Adjusted Net Sales."
Adjusted EBIT demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity. Adjusted Free Cash Flow reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth. Adjusted Net Sales emphasizes the importance of top-line growth in measuring our performance and confirmation of our ability to earn the confidence and trust of our customers.
In setting the actual amount of the AICP incentive pool, the committee has discretion to adjust the performance objectives, adjust the calculation of each performance measure, or adjust the size of the AICP incentive pool irrespective of the achievement of performance objectives in consideration of unforeseeable or one-time events occurring during the course of the year.
The 2019 AICP targets for our named executive officers remained substantially the same as the end of 2018, except for Mr. Dockman, who became our Senior Vice President and Chief Financial Officer as of May 8, 2019.

Named Executive Officer	AICP Target as Percentage of Base Salary in 2019		AICP Target as Percentage of Base Salary in 2018
H. La Force	100%		89%	(1)
W. C. Dockman	66%	(2)	—
E. C. Brown	70%		70%
K. N. Cole	70%		70%
M. A. Shelnitz	70%		70%
_______________________________________________________________________________

(1)
As of November 8, 2018, Mr. La Force’s AICP Target Percentage of Base Salary increased from 85% to 100%. His target for 2018 was a blended rate, based upon an 85% rate from January 1, 2018, through November 7, 2018, and a 100% rate from November 8, 2018, through December 31, 2018.

(2)
Mr. Dockman was elected as our Senior Vice President and Chief Financial Officer as of May 8, 2019, at which time his AICP Target Percentage of Base Salary increased from 55% to 70%. His target for 2019 is a blended rate, based upon a 55% rate from January 1, 2019, through May 7, 2019, and a 70% rate from May 8, 2019 through December 31, 2019.

Actual awards for executive officers may range from $0 to an amount equal to 200% of the target amount, based on the factors described above.
2019 AICP Performance Targets (For results in these three AICP target categories, see below.)
The amount of the AICP incentive pool is the sum of the amounts funded in the Adjusted EBIT Pool, the Adjusted Free Cash Flow Pool, and the Adjusted Net Sales Pool. The funding of each pool is determined independently by reference to the Adjusted EBIT Target, Cash Target and Sales Target set forth in the Grace annual operating plan for the one-year performance period as follows:

2019 AICP Performance Target—Adjusted EBIT

Percentage Funded in Adjusted EBIT Pool* (%)	Grace Performance as a Percentage of Adjusted EBIT Target (%)	Grace Adjusted EBIT Target (in millions $)
200	120 or above	600
150	110	550
100	100	495 - 500
75	93	458
50	85	421
—	Below 85	Below 421
_______________________________________________________________________________

*	Actual amount funded to the Adjusted EBIT Pool is prorated on a straight-line basis for performance that falls between the performance targets set forth in the table.
2019 AICP Performance Target—Adjusted Free Cash Flow

Percentage Funded in Adjusted Free Cash Flow Pool (%)*	Grace Performance as a Percentage of Adjusted Free Cash Flow Target (%)	Grace Adjusted Free Cash Flow Target (in millions $)
200	120 or above	300
150	110	275
100	100	240 - 250
75	93	222
50	85	204
—	Below 85	Below 204
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Free Cash Flow Pool is prorated on a straight-line basis for performance that falls between the performance targets set forth in the table.
2019 AICP Performance Target—Adjusted Net Sales

Percentage Funded in Adjusted Net Sales Pool (%)*	Grace Performance as a Percentage of Adjusted Net Sales Target (%)	Grace Adjusted Net Sales Target (in millions $)
200	110	2,268
150	105	2,164
100	100	2,061
75	98	2,020
50	95	1,958
—	Below 95	Below 1,958
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Net Sales Pool is prorated on a straight-line basis for performance that falls between the performance targets set forth in the table.
2019 AICP Results in Performance Target Categories
Grace's 2019 AICP results for the one-year performance period were as follows:

(in millions $)
2019 AICP Adjusted EBIT	473
2019 AICP Adjusted Free Cash Flow	247
2019 AICP Adjusted Net Sales	1,981

2019 AICP Funding
Our 2019 AICP Adjusted EBIT and AICP Adjusted Net Sales were below our 2019 annual operating plan. Our AICP Adjusted Free Cash Flow met our 2019 annual operating plan. This performance resulted in 82% of the Target AICP Incentive Pool being funded, as shown in the following table:

2019 AICP Adjusted EBIT (in millions)	473
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted EBIT Target	85%
2019 AICP Adjusted Free Cash Flow (in millions)	247
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted Free Cash Flow Target	100%
2019 AICP Adjusted Net Sales (in millions)	1,981
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted Net Sales Target	59%
Calculated AICP Incentive Pool Percentage	82%
Executive Officer Annual Incentive Compensation Plan (EAICP)—Funding of Payments
The Executive Officer Annual Incentive Compensation Plan, or EAICP, applicable to all executive officers, provides for performance-based incentives that were designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Effective with the 2018 tax year, the Tax Cut and Jobs Act (the “TCJA”) eliminated the exception under Section 162(m) for performance-based compensation, unless there was a binding written arrangement with respect to such compensation in place on November 2, 2017. (See "—Deductibility of Executive Compensation," below.) Nevertheless, the Company continued to utilize the EAICP, given the uncertainty in how the TCJA would be implemented and our belief that it is important to preserve the ability to structure compensation plans to meet a variety of corporate objectives even if the compensation is not deductible. Although used in 2019 compensation determinations, the EAICP has since expired.
AICP payments to executive officers are funded from the EAICP incentive pool. The EAICP incentive pool is funded at 200% of the executive officers' AICP target awards if Grace meets the performance targets that the committee establishes for a specified year. In setting the actual amount of executive officers' AICP awards, the committee has the discretion to reduce, but not increase, the amount of the EAICP incentive pool and the amounts, based on the EAICP incentive pool, of individual AICP payments to executive officers. For 2019, the EAICP performance target was $150 million in Adjusted Free Cash Flow. Since actual Grace performance in respect of the Adjusted Free Cash Flow performance target was $247 million, the EAICP incentive pool was fully funded. The committee exercised its discretion to reduce actual awards to the named executive officers in line with AICP performance to the amounts reflected in the table that follows.
2019 AICP payments to the named executive officers are as set forth below:

Name	Actual AICP Payment (82% of Target) ($)
H. La Force	697,000
W. C. Dockman (1)	203,580
E. C. Brown	227,949
K. N. Cole	212,380
M. A. Shelnitz	258,300
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(1)	Reflects proration pursuant to promotion to Chief Financial Officer as shown above in the Annual Incentive Compensation paragraph and table.

Long-Term Incentive Compensation
Our Long-Term Incentive Plans, or LTIPs, are designed to motivate and reward LTIP participants, including our named executive officers, for their contributions to our performance over a multi-year period, align their financial interests with those of our shareholders, and guide their behavior accordingly by making a significant portion of their total compensation variable and dependent upon our sustained financial performance. We seek long-term operational excellence, quality of earnings, and shareholder value creation. The target value of the LTIP award for each LTIP participant, with the exception of the CEO, was determined by the committee based on the recommendation of the CEO. The target value of the CEO’s LTIP award was determined by the committee. These target award values were determined by reviewing current market compensation data (as discussed above), historical long-term incentive target values, the level of dilution represented by outstanding equity awards, and internal pay equity considerations.
Set forth below is information on our 2017-2019 PBU performance period, followed by a discussion of our 2019 LTIP grants.
2017-2019 Long-Term Incentive Compensation Plan (or "2017 LTIP") — PBUs
PBUs represented 50% of the value of our 2017 LTIP awards. The PBUs are share-denominated and the actual number of shares earned by a named executive officer was determined based on the achievement of specified business performance objectives. Specifically, the amount of an individual payout under a 2017 PBU award was based upon:

•	the individual’s PBU target share amount;

•	the growth in our LTIP Adjusted EPS over the three-year performance period;

•	the Total Shareholder Return for the three-year performance period as compared to the Russell 1000; and

•	the value of Grace common stock on the payout date.
Payouts to executive officers are made in shares of Grace common stock. The three-year EPS targets are set taking into account anticipated repurchases by the Company of its common stock; the committee has discretion to adjust for share repurchases above or below such anticipated levels.
2017 LTIP Performance Target — LTIP Adjusted EPS
The committee selected Adjusted EPS as the primary performance measure for the 2017 PBUs, reflecting our focus on long-term operational excellence and quality of earnings. The Adjusted EPS targets were reflective of a baseline Adjusted EPS of $3.00. In order to earn 100% of the target share amount, our cumulative annual LTIP Adjusted EPS growth from the 2016 baseline performance to 2019 actual performance had to reach $3.80 (approximately 127% of the $3.00 baseline amount), as reflected in the following table:

Percentage of PBU Award Funded per Adjusted EPS Performance (%)*	Grace Performance as a Percentage of Adjusted EPS Target (%)	Grace Adjusted EPS Target ($)
200	120	4.56
150	110	4.18
100	100	3.80
83	95	3.61
67	90	3.42
50	85	3.23
0	Below 85	Below 3.23
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*
Actual amount funded per Adjusted EPS Performance is prorated on a straight-line basis for performance that falls between the performance targets set forth in the table. Figures in the table may be rounded.

2017 LTIP Performance Target — TSR
The committee selected TSR as the second performance measure for 2017 PBU awards, which provided enhanced alignment with actual shareholder value creation. We calculate Total Shareholder Return as the growth in stock price between the first and last business day of the performance period plus dividends reinvested compared to the same figure for the Russell 1000 Index. The number of PBU shares to be paid out based upon EPS targets as shown in the above table, was subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year period 2017-2019 is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage of 200. The committee chose the Russell 1000 Index as it is a broad representation of similarly-sized companies, including a majority of the Company's peers.
2017 LTIP Adjusted EPS and Total Shareholder Return and 2017-2019 PBU Payouts
As detailed below, our LTIP Adjusted EPS figure for the 2017-2019 performance period was $4.38, which exceeded our target of $3.80. Our TSR performance for the three-year period relative to the constituents in the Russell 1000 over the same period was in the third quartile, resulting in no reduction in the number of PBUs earned in accordance with our program design. The committee further determined to apply negative discretion for a portion of the benefit of the TCJA and change in depreciation policy. This resulted in a funding level of T-140% of the target PBUs being awarded.

Calculation Details	Result (a)
LTIP Adjusted EPS 2017-2019	$4.38
Interpolated Portion of 2017-2019 PBUs funded based upon EPS	T-176%
Negative Discretion applied by the committee	(T-36)
Net Interpolated Portion of 2017-2019 PBUs funded	T-140%
_______________________________________________________________________________
(a)    "T" levels are target levels, with T-100 being target attainment.
Actual 2017-2019 PBU share payouts to the named executive officers are as set forth below:

Name	2017-2019 PBU Share Target (#)	Grace Shares Earned (T-140% of Target) (#)	Actual Value of 2017-2019 PBU Payout ($)(a)
H. La Force	7,702	10,782	584,816
W. C. Dockman	1,750	2,450	132,888
E. C. Brown	3,501	4,901	265,830
K. N. Cole	3,151	4,411	239,253
M. A. Shelnitz	3,851	5,391	292,408
_______________________________________________________________________________

(a)	The actual values of the PBU payouts were determined based on the closing price of Grace common stock on the February 27, 2020, payment date of $54.24.
2019 LTIP Grants
LTIP grants for 2019 consisted of three components:

•	PBUs (50% of 2019 LTIP Value);

•	RSUs (25% of 2019 LTIP Value); and

•	Stock Options (25% of 2019 LTIP Value).
2019-2021 PBUs
The PBUs are share-denominated and the actual number of shares earned by a named executive officer can vary based on the achievement of specified business performance objectives. The value of the PBUs also varies based on the value of our stock and the amount of dividends paid on that stock. Accordingly, PBUs align leadership focus with our expectations for the ongoing success of our business and for increasing long-term shareholder value. Specifically, the amount of an individual payout under a 2019 PBU award is based upon:

•	the individual’s PBU target share amount;

•	the growth in our LTIP Adjusted EPS over the three-year performance period;

•	the Total Shareholder Return for the three-year performance period as compared to the Russell 1000 Index; and

•	the value of Grace common stock on the payout date.
Payouts to executives who are subject to the share ownership guidelines, including the named executive officers, are payable in shares of common stock. PBUs "cliff vest" after a three-year performance period.
2019 LTIP Performance Target — LTIP Adjusted EPS
The committee selected Adjusted EPS as the primary performance measure for the PBUs, reflecting our focus on long-term operational excellence and quality of earnings. In determining cumulative LTIP Adjusted EPS growth, Adjusted EPS for the performance period may be adjusted in the discretion of the committee to eliminate the effect of changes in accounting, like our adoption of mark-to-market pension accounting, or significant changes in our business. In order to earn 100% of the target share amount, our LTIP Adjusted EPS for 2021 must reach $5.51, as reflected in the following table (from a $4.14 baseline LTIP Adjusted EPS in 2018):

Percentage of PBU Award Funded per Adjusted EPS Performance (%)*	Grace Performance as a Percentage of Adjusted EPS Target (%)	Grace Adjusted EPS Target ($)
200	120	6.61
150	110	6.06
100	100	5.51
83	95	5.23
67	90	4.96
50	85	4.68
—	Below 85	Below 4.68
_______________________________________________________________________________

*
Actual amount funded per Adjusted EPS Performance is prorated on a straight-line basis for performance that falls between the performance targets set forth in the table. Figures in the table may be rounded.

2019 LTIP Performance Targets — Total Shareholder Return
The committee has selected TSR as the second performance measure for PBU awards, which provides enhanced alignment with actual shareholder value creation. We calculate TSR as the growth in stock price based upon twenty-business-day average closing prices at the beginning and end of the performance period, plus dividends reinvested, compared to the same figure for the Russell 1000 Index. The number of PBU shares to be paid out based upon EPS targets as shown in the above table, is subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year period 2019-2021 is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage of 200. The committee chose the Russell 1000 Index as it is a broad representation of similarly-sized companies, including a majority of the Company's peers.

Grace TSR relative to Russell 1000 TSR	Adjustment to PBU Award as calculated based upon EPS Target
Above 75th Percentile	Increase of 25% of PBU Award
Between 25th and 75th Percentile	No Adjustment to PBU Award
Below 25th Percentile	Decrease of 25% of PBU Award
RSUs
RSUs represent 25% of the value of our 2019 LTIP awards. The value of an RSU is directly related to the value of Grace common stock, so RSUs provide direct alignment between the interests of our executive officers and shareholders. RSUs granted in 2019 vest in three equal installments beginning on the anniversary of the grant date, generally subject to continued employment of the holder of the RSUs. Payouts are made in shares of common stock.
Stock Options
Stock options represent 25% of the value of our 2019 LTIP awards. The value of stock options is directly related to the increase in the value of our stock, so stock options provide direct alignment between the interests of our executive officers and shareholders. In determining the value of stock option awards, the committee uses an analysis of stock option value based on an adjusted Black-Scholes option pricing model and reviews this analysis with WTW. The committee approved the stock option grants included in the 2019 LTIP on February 25, 2019. The exercise price of the stock options was $78.115, which was the average of the high and low trading prices of Grace common stock on the NYSE on February 25, 2019. The term of the stock options is ten years and they vest over three years in equal annual installments, generally subject to the continued employment of the holder of the stock options.
Effect of Dividends on LTIP Awards
Following common market practice, the committee approved “dividend equivalent” payments for holders of unvested RSUs and PBUs (which would be paid to holders only following unit vesting). Unvested PBUs and RSUs are “stock equivalents” and not actual stock, so holders accrue corresponding dividend equivalents. Dividend equivalents will accrue, quarter by quarter, throughout the vesting period on all unvested PBUs and RSUs. Those who hold PBUs will accrue dividend equivalents at a target level for any outstanding PBUs. We will then adjust these dividend equivalents for actual Company performance (financial results) at the end of the performance period to correspond with the number of PBUs earned. In the event an employee leaves the Company before dividend equivalents are paid, for retirement, disability, or voluntary/involuntary termination, proration rules would apply to the dividend equivalents and any resulting unvested dividends would be forfeited. We do not provide dividend equivalents for stock option awards regardless of whether they are vested or unvested.
Other Components and Features of our Executive Compensation Program
Pension Plan/Supplemental Executive Retirement Plan
As described below under the caption "—Compensation Tables—Pension Benefits," payments under our tax-qualified pension plan are calculated using annual compensation, including base salary and AICP awards, and years of credited Grace service. The committee has also implemented a Supplemental Executive Retirement Plan, generally referred to as a SERP, which applies to approximately 50 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified pension plans. Under this plan, each such employee will receive the full pension to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes. The defined benefit pension plan and SERP have been closed to new entrants since January 1, 2017.
Savings and Investment Plan/Replacement Payment Plan
We generally offer a tax-qualified 401(k)-type Savings and Investment Plan, or S&I Plan, to employees under which they may save a portion of their annual compensation in investment accounts on a pre- or post-tax basis. During 2019, we matched 100% of employee savings under the S&I Plan up to 6% of the employee's base salary and annual incentive compensation. The committee believes that a 401(k)-type plan with a meaningful Company match is an effective recruiting and retention tool for our employees, including our executive officers. The committee has also implemented an S&I Plan Replacement Payment Plan that currently applies to approximately 50 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified savings plans. Under this plan, each such employee will receive the full matching payments to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law.
Executive Personal Benefits
The committee believes that executive personal benefits should be limited. Executive officers are eligible to participate in an executive physical examination program that offers executives an annual comprehensive physical examination. Our CEO has access to corporate aircraft for reasonable personal travel, and would be responsible for paying income taxes on the value of such travel as determined by the Internal Revenue Service.
Change in Control Severance Agreements
As described below under the caption "—Compensation Tables—Termination and Change in Control Arrangements," we have entered into change in control severance agreements with each of the named executive officers. We base the provisions in these agreements on competitive practice and design them to ensure that the executive officers' interests remain aligned with the interests of our shareholders if a potential change in control occurs. Payments under these agreements are triggered by the involuntary termination of the executive officer's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a change in control, commonly referred to as a "double-trigger" arrangement. A change in control situation often undermines an executive officer's job security, and it is to our benefit and our shareholders' benefit to encourage our executive officers to seek out beneficial transactions and to remain employed through the closing of any transaction, even though their future employment at Grace may be uncertain. The change in control severance agreements are designed to reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of potentially adverse circumstances arising from the possibility of a change in control of Grace. Certain terms of these agreements are described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control."
Severance Arrangements
Grace maintains the Severance Plan for Leadership Team Officers of W. R. Grace & Co. (the “Executive Severance Plan”), which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to the sum of his or her base salary and target bonus (two times the sum, in the case of the CEO). The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants, in favor of Grace. We designed our severance arrangements to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties, without undue concern regarding their job security. See below under “—Compensation Tables—Potential Payments Upon Termination or Change in Control” and under "—Termination and Change in Control Arrangements” in that section.
Executive Salary Protection Plan
As described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control," our Executive Salary Protection Plan provides payments to our named executive officers, or their respective beneficiaries, in the event of their disability or death prior to age 70 while employed by Grace. We designed the plan to encourage the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their ability to earn a living and support their families in the event of death or disability.
Vesting under the 2018 Stock Incentive Plan
Under the 2018 Stock Incentive Plan, subject to change in control provisions thereof, stock incentives shall vest no earlier than the first anniversary of the date the stock incentive is granted; provided, however, that, stock incentives that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available under the Plan may be granted to any one or more named executive officers without respect to such minimum vesting provisions and nothing therein shall preclude the committee from accelerating or maintaining the vesting of any stock incentives in connection with a named executive officer's death, disability, retirement or other termination of Service.
Compensation Policies and Practices Relating to Risk Management
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Grace through excessive risk-taking incentives or otherwise. Our compensation program, though tailored to our specific needs, is generally similar to compensation programs used by other companies in our industry. We have many years of experience with the various components of our compensation program, including our incentive plans under which payments may vary based on the performance of the business. We believe these plans, backed by our corporate ethics program and the Grace Core Values, have been successful in aligning the interests of our executives and senior employees with the interests of our shareholders and in encouraging the responsible pursuit of corporate objectives by our employees.
In order to ensure that our executive officer compensation program does not encourage excessive risk-taking, the committee conducts a periodic risk assessment of our compensation plans, including their design, structure and administration. In 2019, the committee reviewed risk factors associated with the design and administration of the Company's executive compensation program with WTW. The committee believes that several elements of our compensation programs mitigate risk, including the use of performance measures based on reasonable targets, the balance of the compensation elements, the implementation of share ownership guidelines, the use of severance and change in control agreements, and the committee's oversight and discretion regarding incentive compensation.
In addition, as discussed above, to reinforce the alignment of management's interests with those of our shareholders, and support good governance practices, the Board has adopted an Executive Compensation Recovery Policy ("Clawback") that applies to all of our named executive officers.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction for compensation expense each year in excess of $1 million paid to certain executive officers. As in effect prior to the 2018 tax year, there was an exception from Section 162(m) for “performance-based” compensation that satisfies certain other conditions. Effective with the 2018 tax year, the TCJA eliminated the exception under Section 162(m) for performance-based compensation, unless there was a binding written arrangement with respect to such compensation in place on November 2, 2017. According to the IRS, whether a written arrangement is binding for such purpose will be determined under applicable state law. While the design of the AICP and LTIP was structured to provide flexibility in determining whether compensation payable thereunder may be tax deductible, deductibility was only one criterion we considered when establishing such plans. We believe that it is important to preserve the ability to structure compensation plans to meet a variety of corporate objectives even if the compensation is not deductible.

Compensation Committee Report
We, the undersigned members of the Compensation Committee of the Board of Directors of Grace, have reviewed Grace's Compensation Discussion and Analysis for 2019 and have discussed it with Grace management. Based on our review and this discussion, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Diane H. Gulyas, Chair
Robert F. Cummings, Jr.
Julie Fasone Holder
Kathleen G. Reiland
Henry R. Slack
Christopher J. Steffen
Mark E. Tomkins
Shlomo Yanai

Compensation Committee Interlocks and Insider Participation
During 2019, the Compensation Committee of the Board was composed of Mses. Fasone Holder, Gulyas and Reiland, and Messrs. Cummings, Quinn, Slack, Tomkins, Steffen, and Yanai. Ms. Gulyas chaired the Compensation Committee during 2019. None of these persons is a current or former Grace officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or in the past having served, on our Board of Directors or our Compensation Committee.

Compensation Tables
Summary Compensation Table
The following table sets forth the compensation we paid for the periods indicated to our CEO, our CFO, and each of our other three most highly compensated executive officers who were executive officers as of December 31, 2019. Mr. Dockman became our CFO on May 8, 2019; prior to that in 2019, our CEO was our acting Principal Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c) ($)	All Other Compensation(d) ($)	Total ($)
						AICP(b)

H. La Force President & Chief Executive Officer	2019	850,000	—	2,099,966	693,209	697,000	1,021,000	168,849	5,530,024
	2018	667,243	—	975,011	325,189	692,700	124,000	83,584	2,867,727
	2017	600,000	—	825,000	275,565	510,000	329,000	65,439	2,605,004

W. C. Dockman Senior Vice President & Chief Financial Officer	2019	377,650	—	574,938	123,789	203,580	625,000	42,730	1,947,687

E. C. Brown Senior Vice President & Chief Human Resources Officer	2019	397,083	—	562,506	185,675	227,949	236,000	62,916	1,672,129
	2018	390,000	—	374,989	125,073	320,800	76,000	57,941	1,344,803
	2017	375,000	—	374,974	125,260	262,500	130,000	38,685	1,306,419

K. N. Cole Senior Vice President, Government Relations & Environment, Health & Safety	2019	370,000	—	525,011	173,298	212,380	293,000	53,875	1,627,564
	2018	365,000	—	337,551	112,565	300,500	90,000	42,824	1,248,440

M. A. Shelnitz Senior Vice President, General Counsel & Secretary	2019	450,000	—	412,447	136,166	258,300	1,488,000	70,083	2,814,996
	2018	443,750	—	412,494	137,580	365,400	—	53,615	1,412,839
	2017	425,000	—	412,536	137,776	297,500	593,000	43,888	1,909,700
_______________________________________________________________________________

(a)
In the “Stock Awards” column, the amounts reflect the aggregate grant date fair value of: (i) RSU awards; and (ii) PBU awards, to each executive officer, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” In the “Option Awards” column, the amounts reflect the aggregate grant date fair value of option awards to each executive officer computed in accordance with FASB ASC Topic 718.

In the case of RSU awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
In the case of PBU awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 assuming the target level of performance conditions is achieved and excluding the effect of estimated forfeitures. The values of the PBU awards at the grant date if the highest level of performance conditions is achieved would be as follows: Mr. La Force — $2,799,954; Mr. Dockman — $499,936; Ms. Brown — $750,060; Mr. Cole — $700,066; and Mr. Shelnitz — $549,930.
In the case of stock options, Grace values the options using a Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options, as discussed under "Application of the Compensation Program for 2019—Elements, Targets and Results—Long-Term Incentive Compensation—Stock Options" in the Compensation Discussion and Analysis above.
The assumptions used to calculate the compensation expense for 2019 are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8 (Financial Statements and Supplementary Data) under Note 15 (Stock Incentive Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference.
For 2019, Ms. Brown's grants reflect recognition for her additional contributions in leading the IT function and Mr. Cole's grants reflect current and continued leadership of the Libby, Montana remediation project.

(b)	The 2019 amount consists of earned payments pursuant to the 2019 Annual Incentive Compensation Plan (AICP).

(c)
The 2019 amount consists of the aggregate change in the actuarial present value of the individual's accumulated benefit under the Grace Pension Plan and Grace Supplemental Executive Retirement Plan (SERP) from December 31, 2018 to December 31, 2019, assuming retirement at age 62 with benefits payable on a straight-life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.13% discount rate determined as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8 (Financial Statements and Supplementary Data) under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference. Negative amounts are not reflected in the table pursuant to SEC rules. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amount reported is an accounting value and was not realized by the individual in cash during 2019. The amounts include benefits that the individual may not currently be entitled to receive because the executive is not vested in such benefits. No executive officer received preferential or above market earnings on nonqualified deferred compensation.

Name	Change in Pension Plan Value ($)	Change in SERP Value ($)	Total Change in Pension Value ($)
H. La Force	160,000	861,000	1,021,000
W. C. Dockman	245,000	380,000	625,000
E. C. Brown	93,000	143,000	236,000
K. N. Cole	105,000	188,000	293,000
M. A. Shelnitz	392,000	1,096,000	1,488,000
(d)    The 2019 amount consists of the following:

Name	Personal Benefits* ($)	S&I Plan Matching Payments ($)	S&I Plan Replacement Payments ($)	Dividend Equivalents** ($)	Liability Insurance ($)	Total ($)
H. La Force	45,013	16,800	75,762	29,213	2,061	168,849
W. C. Dockman	—	16,385	17,631	7,754	960	42,730
E. C. Brown	—	16,800	26,273	17,782	2,061	62,916
K. N. Cole	—	16,533	23,430	11,851	2,061	53,875
M. A. Shelnitz	—	16,800	32,124	19,098	2,061	70,083
_______________________________________________________________________________

*
Consists of our aggregate incremental cost of providing perquisites and other personal benefits or property if the aggregate amount of personal benefits provided to the individual equaled or exceeded $10,000. For Mr. La Force, the amount consists of personal use of Grace-provided aircraft in the amount of $45,013, calculated based on personal-use flight hours as a percentage of total flight hours charged to Grace.

**	Consists of dividend equivalents paid on vested awards in 2019.

Grants of Plan-Based Awards in 2019
The following table provides information regarding grants under our AICP and LTIP to the executive officers named in the Summary Compensation Table above during 2019.

Name	Plan	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Award(s)			All Other Stock Awards: Number of Shares of Stock (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)(e)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(f)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
H. La Force	2019 AICP	n/a	425,000	850,000	1,700,000	—	—	—	—	—	—	—	—
	2019 LTIP (Option)	2/25/2019	—	—	—	—	—	—	—	38,533	78.12	77.93	693,209
	2019 LTIP (RSU)	2/25/2019	—	—	—	—	—	—	8,961	—	—	—	699,989
	2019 LTIP (PBU)	2/25/2019	—	—	—	8,961	17,922	35,844	—	—	—	—	1,399,977
W. C. Dockman	2019 AICP	n/a	124,134	248,268	496,536	—	—	—	—	—	—	—	—
	2019 LTIP (Option)	2/25/2019	—	—	—	—	—	—		6,881	78.12	77.93	123,789
	2019 LTIP (RSU)	2/25/2019	—	—	—	—	—	—	1,600	—	—	—	124,984
	2019 LTIP (RSU)	5/8/2019	—	—	—	—	—	—	2,664	—	—	—	199,986
	2019 LTIP (PBU)	2/25/2019	—	—	—	1,600	3,200	6,400	—	—	—	—	249,968
E. C. Brown	2019 AICP	n/a	138,949	277,897	555,794	—	—	—	—	—	—	—	—
	2019 LTIP (Option)	2/25/2019	—	—	—	—	—	—	—	10,321	78.12	77.93	185,675
	2019 LTIP (RSU)	2/25/2019	—	—	—	—	—	—	2,400	—	—	—	187,476
	2019 LTIP (PBU)	2/25/2019	—	—	—	2,401	4,801	9,602	—	—	—	—	375,030
K. N. Cole	2019 AICP	n/a	129,500	259,000	518,000	—	—	—	—	—	—	—	—
	2019 LTIP (Option)	2/25/2019	—	—	—	—	—	—	—	9,633	78.12	77.93	173,298
	2019 LTIP (RSU)	2/25/2019	—	—	—	—	—	—	2,240	—	—	—	174,978
	2019 LTIP (PBU)	2/25/2019	—	—	—	2,241	4,481	8,962	—	—	—	—	350,033
M. A. Shelnitz	2019 AICP	n/a	157,500	315,000	630,000	—	—	—	—	—	—	—	—
	2019 LTIP (Option)	2/25/2019	—	—	—	—	—	—	—	7,569	78.12	77.93	136,166
	2019 LTIP (RSU)	2/25/2019	—	—	—	—	—	—	1,760	—	—	—	137,482
	2019 LTIP (PBU)	2/25/2019	—	—	—	1,760	3,520	7,040	—	—	—	—	274,965
_______________________________________________________________________________

(a)	Actual payments pursuant to the 2019 AICP are reflected in the Summary Compensation Table above.

(b)
Pursuant to the terms of the grants, the number of PBUs that are earned, if any, would be determined after the close of the performance period based on performance for fiscal years 2019 to 2021, inclusive, and would be payable in early 2022, generally subject to continued employment.

(c)
2019 LTIP RSUs vest in one-third increments on February 25, 2020, February 25, 2021, and February 25, 2022, except that Mr. Dockman's 2019 LTIP RSUs granted on May 8, 2019, cliff vest on May 8, 2021, generally subject to continued employment.

(d)	Options awarded under the 2019 LTIP are exercisable in one-third increments on February 25, 2020, February 25, 2021, and February 25, 2022, generally subject to continued employment.

(e)	The exercise price was determined based on the average of the high and low trading prices of Grace common stock on the NYSE on the grant date.

(f)
The grant date fair value is generally the amount that Grace would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. Ms. Brown's grants reflect recognition for her additional contributions in leading the IT function and Mr. Cole's grants reflect current and continued leadership of the Libby, Montana remediation project.

Outstanding Equity Awards at Fiscal Year End 2019
The following table provides information regarding outstanding stock options, RSUs, and PBUs held by the executive officers named in the Summary Compensation Table above as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Units That Have Not Vested ($)
H. La Force	—	—		—	—	1,283	89,618	(a)	—	—
	—	—		—	—	3,218	224,777	(b)	—	—
	—	—		—	—	8,961	625,926	(c)	—	—
	—	—		—	—	—	—		9,653	674,262	(f)
	—	—		—	—	—	—		17,922	1,251,852	(g)
	—	38,533	(h)	78.115	2/25/2029	—	—		—	—
	8,849	17,697	(i)	67.335	2/22/2023	—	—		—	—
	14,121	7,060	(j)	71.410	2/23/2022	—	—		—	—
	22,893	—		68.470	2/25/2021	—	—		—	—
	26,680	—		77.310	5/7/2020	—	—		—	—
W. C. Dockman	—	—		—	—	291	20,326	(a)	—	—
	—	—		—	—	589	41,142	(d)	—	—
	—	—		—	—	1,600	111,760	(c)	—	—
	—	—		—	—	2,664	186,080	(e)	—	—
	—	—		—	—	—	—		1,768	123,495	(f)
	—	—		—	—	—	—		3,200	223,520	(g)
	—	6,881	(h)	78.115	2/25/2029	—	—		—	—
	1,562	3,122	(k)	70.715	5/8/2023	—	—		—	—
	3,210	1,604	(j)	71.410	2/23/2022	—	—		—	—
	4,683	—		68.470	2/25/2021	—	—		—	—
	7,276	—		77.310	5/7/2020	—	—		—	—
E. C. Brown	—	—		—	—	583	40,723	(a)	—	—
	—	—		—	—	1,237	86,404	(b)	—	—
	—	—		—	—	2,400	167,640	(c)	—	—
	—	—		—	—	—	—		3,713	259,353	(f)
	—	—		—	—	—	—		4,801	335,350	(g)
	—	10,321	(h)	78.115	2/25/2029	—	—		—	—
	3,404	6,806	(i)	67.335	2/22/2023	—	—		—	—
	6,419	3,209	(j)	71.410	2/232022	—	—		—	—
	14,568	—		68.470	2/25/2021	—	—		—	—
	16,170	—		77.310	5/7/2020	—	—		—	—
	7,999	—		75.010	1/6/2020	—	—		—	—
K. N. Cole	—	—		—	—	525	36,671	(a)	—	—
	—	—		—	—	1,114	77,813	(b)	—	—
	—	—		—	—	2,240	156,464	(c)	—	—
	—	—		—	—	—	—		3,342	233,439	(f)
	—	—		—	—	—	—		4,481	312,998	(g)
	—	9,633	(h)	78.115	2/25/2029
	3,063	6,126	(i)	67.335	2/22/2023	—	—		—	—
	5,777	2,888	(j)	71.410	2/23/2022	—	—		—	—
	9,365	—		68.470	2/25/2021	—	—		—	—
	14,553	—		77.310	5/7/2020	—	—		—	—
M. A. Shelnitz	—	—		—	—	642	44,844	(a)	—	—
	—	—		—	—	1,361	95,066	(b)	—	—
	—	—		—	—	1,760	122,936	(c)	—	—
	—	—		—	—	—	—		4,084	285,267	(f)
	—	—		—	—	—	—		3,520	245,872	(g)
	—	7,569	(h)	78.115	2/25/2029
	3,744	7,487	(i)	67.335	2/22/2023	—	—		—	—
	7,060	3,530	(j)	71.410	2/23/2022	—	—		—	—
	15,609	—		68.470	2/25/2021	—	—		—	—
	17,787	—		77.310	5/7/2020	—	—		—	—
_______________________________________________________________________________

(a)
Market value of RSUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. The RSUs will generally be earned or forfeited based on continued employment with Grace through February 21, 2020.

(b)
Market value of RSUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 21, 2020, and February 22, 2021.

(c)
Market value of RSUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 25, 2020, February 25, 2021, and February 25, 2022.

(d)
Market value of RSUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after May 8, 2020, and May 7, 2021.

(e)
Market value of RSUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after May 8, 2021.

(f)
Market value of PBUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2018 through fiscal year 2020. Performance for fiscal year 2019, was at a level in excess of one-third of the performance threshold; therefore, the target amounts are shown.

(g)
Market value of PBUs that have not been earned is based on the December 31, 2019, closing market price of Grace common stock of $69.85 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2019 through fiscal year 2021. Performance for fiscal year 2019, was at a level in excess of one-third of the performance threshold; therefore, the target amounts are shown.

(h)	Options are exercisable in one-third increments on February 25, 2020, February 25, 2021, and February 25, 2022.

(i)	Options are exercisable in one-third increments on February 22, 2019, February 21, 2020, and February 22, 2021.

(j)	Options are exercisable in one-third increments on February 23, 2018, February 22, 2019, and February 21, 2020.

(k)	Options are exercisable in one-third increments on May 8, 2019, May 8, 2020, and May 7, 2021.
Option Exercises and Stock Vested in 2019
The following table provides information regarding the exercise of options and the vesting of stock awards (PBUs and RSUs) held by the executive officers named in the Summary Compensation Table above during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
H. La Force	17,689	26,622	15,013	913,727
W. C. Dockman	4,717	8,442	5,079	331,578
E. C. Brown	—	—	6,995	425,562
K. N. Cole	8,576	12,907	6,040	365,898
M. A. Shelnitz	11,792	19,592	7,626	466,211
_______________________________________________________________________________

(a)
The values in this column include all stock award vesting events, including the 2017-2019 PBUs valued at a closing stock price for Grace common stock of $69.85 on December 31, 2019. The values of the PBU payout amounts as of the February 27, 2020, payment date, based on the closing price of Grace common stock on that date of $54.24 were: for Mr. La Force — $584,816; for Mr. Dockman — $132,888; for Ms. Brown — $265,830; for Mr. Cole — $239,253; and for Mr. Shelnitz — $292,408.

Pension Benefits
The following table provides information regarding benefits under our Pension Plan and our SERP for the executive officers named in the Summary Compensation Table above.

Name	Plan Name	Number of Years Credited Service (years)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
H. La Force	Pension Plan	11.75	574,000	—
	SERP	11.75	1,965,000	—
W. C. Dockman	Pension Plan	20.17	1,161,000	—
	SERP	20.17	1,063,000	—
E. C. Brown	Pension Plan	4.92	254,000	—
	SERP	4.92	340,000	—
K. N. Cole	Pension Plan	5.83	342,000	—
	SERP	5.83	448,000	—
M. A. Shelnitz	Pension Plan	36.17	2,143,000	—
	SERP	36.17	3,938,000	—
_______________________________________________________________________________

(a)
Amounts comprise the actuarial present value of the individual's accumulated benefit under the Pension Plan and SERP as of December 31, 2019, assuming retirement at age 62 with benefits payable on a straight-life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 3.13% discount rate determined as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8 (Financial Statements and Supplementary Data) under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements. The Pension Plan and SERP provide for a reduction in pension benefits to individuals who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amounts reported are accounting values and were not realized by the individuals in cash during 2019.

Retirement Plan for Salaried Employees
Full-time salaried employees who are 21 or older and who have one or more years of service are eligible to participate in our Pension Plan. Under this basic retirement plan, pension benefits are based upon (a) the employee’s average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation, and (b) the number of years of the employee’s credited Grace service. At age 62, a participant is entitled to full benefits under the Pension Plan but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Pension Plan, compensation generally includes base salary and AICP awards; however, for 2019, federal income tax law limits to $280,000 the annual compensation on which benefits under the Pension Plan may be based. As of December 31, 2019, all named executive officers are eligible for early retirement under the Pension Plan. The Pension Plan is further described in Item 8 (Financial Statements and Supplementary Data) under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the captions "Financial Condition, Liquidity, and Capital Resources" and "Employee Benefit Plans—Defined Benefit Pension Plans") of the Company's Annual Report on Form 10-K for the year ended December 31, 2019. This benefit plan was closed to new entrants since January 1, 2017.
Supplemental Executive Retirement Plan
We also have an unfunded, nonqualified SERP, under which an employee will receive the full pension to which he or she would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. With respect to payments, the SERP generally operates in the same manner as the Pension Plan. As of December 31, 2019, all of our NEOs are eligible for early retirement under the SERP. The SERP is further described in Item 8 (Financial Statements and Supplementary Data) under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the captions "Financial Condition, Liquidity, and Capital Resources" and "Employee Benefit Plans—Defined Benefit Pension Plans") of the Company's Annual

Report on Form 10-K for the year ended December 31, 2019. This benefit plan was closed to new entrants since January 1, 2017.
Non-Qualified Deferred Compensation Plan
The following table summarizes the compensation deferred by the named executive officer pursuant to the provisions of Grace’s incentive compensation plan in 1998, under which certain employees were permitted to voluntarily defer receipt of shares of Grace common stock. Deferred shares under the plan are fully vested and may be distributed to the plan beneficiary upon retirement or termination of service with us. Since 1998, executives may no longer defer receipt of shares under the plan, although existing balances remain in place.
Fiscal Year 2019 Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2019 ($)	Registrant Contributions in Fiscal Year 2019 ($)	Aggregate Earnings in Fiscal Year 2019 ($)		Aggregate Withdrawals/ Distributions in Fiscal Year 2019 ($)	Aggregate Balance at Fiscal Year 2019 End ($)
M. A. Shelnitz	—	—	62,732	(a)	—	857,746	(b)
_______________________________________________________________________________

(a)
Amount represents the change in value of shares of Grace common stock held in the plan (from December 31, 2018 to December 31, 2019). The total number of shares of Grace common stock held in the plan as of December 31, 2019, was 12,279.8321 (which includes additional shares purchased with dividends paid on those shares during 2019).

(b)	Amount represents the value of 12,279.8321 shares of Grace common stock deferred under the plan based on the closing price of Grace common stock on December 31, 2019, of $69.85.
Potential Payments Upon Termination or Change in Control
The following table sets forth potential payments to executive officers named in the Summary Compensation Table above in the event of the listed events, calculated under the assumption that employment terminated on the last day of 2019. The following table does not include payments pursuant to contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation, in favor of executive officers and that are available generally to all salaried employees. The value of payments to be made following termination of employment pursuant to the Pension Plan and SERP are described above under the caption "—Pension Benefits." The value of payments to be made following termination of employment pursuant to Mr. Shelnitz's deferred shares arrangement are described above under the caption "—Non-Qualified Deferred Compensation Plan."

Name	Involuntary Termination Without Cause ($)(a)	Change in Control ($)(b)	Involuntary Termination Without Cause Following Change in Control ($)(c)(e)	Death ($)(d)(f)	Disability ($)(d)(g)
H. La Force	5,362,021	1,786,288	9,614,065	2,387,021	2,249,521
W. C. Dockman	1,122,868	356,095	3,115,528	667,100	584,100
E. C. Brown	1,441,477	745,932	3,620,866	953,491	869,491
K. N. Cole	1,303,480	671,438	3,286,900	859,480	785,480
M. A. Shelnitz	1,524,795	820,568	3,799,376	984,795	894,795
_______________________________________________________________________________

(a)
Consists of minimum severance payments pursuant to the Executive Severance Plan. Amount excludes AICP payments that executive officers may receive in the discretion of the Compensation Committee as described below under “—Termination and Change in Control Arrangements” (includes prorated equity amounts for executive officers who are retirement-eligible). See "— Effect of Employee Termination—LTIP—2014 Stock Incentive Plan and 2018 Stock Incentive Plan—PBU and RSU Awards," below.

(b)
For stock options and stock awards granted under the 2014 Stock Incentive Plan, upon change in control, stock options immediately become fully vested and exercisable and stock awards become fully vested. For stock options and stock awards granted under the 2018 Stock Incentive Plan, upon change in control followed by a termination event other than for cause, stock options become fully vested and exercisable and stock awards become fully vested. Stock awards are valued at the December 31, 2019, Grace common stock price of $69.85. PBUs are valued: 2017-2019 at T-140; 2018-2020 at target; 2019-2021 at target. The foregoing assumes all conditions are fulfilled.

(c)	Includes the amounts in footnote "b" above plus the amounts in footnote "e" below.

(d)	Includes prorated equity amounts. See "— Effect of Employee Termination—LTIP—2014 Stock Incentive Plan and 2018 Stock Incentive Plan—PBU and RSU Awards," below.

(e)
Includes contractual payments pursuant to each executive’s respective Change in Control Severance Agreement calculated under the assumption that no excise tax will apply and excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan” as follows:

Name	Change in Control Severance Payments ($)
H. La Force	5,950,000
W. C. Dockman	2,238,072
E. C. Brown	2,371,944
K. N. Cole	2,146,000
M. A. Shelnitz	2,610,000

(f)
Includes the sum of payments under the Grace Executive Salary Protection Plan (“ESPP”), described below, during the first year following death. Amount excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Compensation Committee as described below under “—Termination and Change in Control Arrangements.” During subsequent years after death until the specified termination year (reflecting the executive officer’s age as of December 31, 2019), the sum of payments each year would be as follows:

Name	ESPP Payments Each Year Following Year of Death ($)	Year of Termination of Payments*
H. La Force	425,000	2028
W. C. Dockman	207,500	2024
E. C. Brown	210,000	2027
K. N. Cole	185,000	2023
M. A. Shelnitz	225,000	2023
_______________________________________________________________________________
*    Payments terminate 10 years following death; however, if the executive officer is over age 55 at the time of death, the duration of payments is reduced.

(g)
Includes sum of payments under the ESPP during the first 12-month period following disability, assuming the executive officer remains disabled for at least 12 consecutive months as reflected in the following table. Amounts reflect the offset of expected payments under Grace’s long-term and short-term disability plans that are based, in part, on the duration of the executive officer’s employment. Amount excludes AICP payments executive officers may receive under certain circumstances in the discretion of the Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan.” During subsequent 12-month periods after disability until the specified termination year or earlier death or end of disability, the sum of payments each year would be:

Name	ESPP Payments During 12-Month Period Following Disability ($)	ESPP Payments During Subsequent 12-Month Periods ($)	Year of Termination of Payments
H. La Force	287,500	150,000	2029
W. C. Dockman	124,500	41,500	2024
E. C. Brown	126,000	42,000	2028
K. N. Cole	111,000	37,000	2023
M. A. Shelnitz	135,000	45,000	2023

Termination and Change in Control Arrangements
Change in Control Severance Agreements
We have entered into change in control severance agreements with all of our executive officers, which renew automatically unless the Grace Board of Directors elects not to renew them. These agreements generally provide that in the event of the involuntary termination of the individual’s employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a “change in control,” he or she will generally receive a severance payment equal to three times the sum of his or her annual base salary plus target annual incentive compensation, subject to reduction, pro rata in the case of an executive officer who is within 36 months of normal retirement age (65) or, under certain circumstances, to minimize the effect of certain excise taxes if applicable. For purposes of the severance agreements, “change in control” means the acquisition of 20% or more of the outstanding Grace common stock (but not if such acquisition is the result of the sale of common stock by Grace that has been approved by Grace’s Board of Directors), the failure of Board-nominated directors to constitute a majority of any class of Grace’s Board of Directors, the occurrence of a transaction in which the shareholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace. The severance amount would be paid in a single lump-sum after termination. Our change in control severance agreements do not provide for any “gross up” or other payments in respect of taxes owed by our executive officers following a termination of employment. The description of the severance agreements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the form of such agreement, which has been filed with the SEC.
Severance Arrangements (Without a Change in Control)
Grace maintains the Executive Severance Plan, which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to one times (two times, in the case of the CEO) the sum of his or her base salary and target bonus. The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants with a duration of 24 months, in favor of Grace. Our severance arrangements are designed to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their job security. The Executive Severance Plan meets these goals and in addition, equalizes the severance arrangements for all of the named executive officers, with the exceptions noted for the CEO. The description of the severance arrangements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Severance Plan, which the Company filed with the SEC.
Executive Salary Protection Plan
All executive officers participate in the Executive Salary Protection Plan which provides that, in the event of a participant’s disability or death prior to age 70, we will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant’s age at the time of disability or death. Payments under the plan may not exceed 100% of base salary for the first year and 60% thereafter in the case of disability (50% in the case of death). Any payment under the plan as a result of disability would be reduced by the amount of disability income received under Grace’s long-term and short-term disability plans that are generally applicable to U.S. salaried employees. The payments would be paid in installments in the form of salary continuation. The description of the plan in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Salary Protection Plan, which the Company filed with the SEC.
Annual Incentive Compensation Plan
An employee who voluntarily terminates his or her employment prior to an AICP payout date will generally not receive an AICP payment. Under the Executive Severance Plan, an executive officer who completes at least three months of employment in the calendar year in which he or she qualifies for severance under the Executive Severance Plan, would receive a pro rata amount of any bonus the executive officer is eligible to receive for that year under the AICP. This pro rata amount would reflect the executive officer's completed months of service in that year. The amount of any such bonus would depend on the extent that the applicable business performance goals are met (and will be subject to any applicable committee approvals); and also on the executive officer's individual performance while still employed by Grace, provided that the individual performance criteria won’t be used to reduce, or increase, the amount of the executive's bonus entitlement by more than 25%, based on the determination of the executive's former management at Grace. Any pro rata bonus to which he or she becomes entitled would be paid at the same time as bonuses are paid to actively employed eligible employees (normally in March after the calendar year to which the bonus relates).
Effect of Employee Termination—2014 Stock Incentive Plan and 2018 Stock Incentive Plan
Our 2018 Stock Incentive Plan was approved by our Shareholders at our 2018 Annual Meeting of Shareholders. One key difference between our 2014 and 2018 plans is that under the 2018 Stock Incentive Plan, payments are triggered by the involuntary termination of the executive officer's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a change in control, commonly referred to as a "double-trigger" arrangement.
PBU and RSU Awards
An employee whose employment terminates prior to the payout date will forfeit any unpaid PBU or RSU award payment if employment terminates for any of the following reasons:

•	voluntary termination without the consent of the Compensation Committee;

•
retirement under a Grace retirement plan prior to age 62 without the consent of the Compensation Committee (except that for awards made after January 1, 2016, for those who leave Grace due to early retirement, with early retirement being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, PBU and RSU awards will vest on a pro-rata basis, based on the number of completed months of service through the retirement date); or

•	termination for cause.
An employee whose employment terminates prior to the payout date will receive a PBU or RSU award payment if employment terminates for any of the following reasons:

•	retirement under a Grace retirement plan either at or after age 62 (prorated in accordance with the relevant plan);

•	death or disability (prorated in accordance with the relevant plan); or

•	involuntary termination after a change in control of Grace —

◦
Under the 2014 Stock Incentive Plan, "change in control" means that a person beneficially owns 20% or more of the outstanding Grace common stock (but not if such ownership is the result of the sale of Grace common stock by Grace that has been approved by Grace’s Board of Directors or pursuant to a plan of reorganization that is confirmed and effective), the failure of Board-nominated directors to constitute a majority of any class of the Grace Board of Directors, the occurrence of a corporate transaction in which the shareholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace. In accordance with the terms of the 2014 Plan, all restrictions and deferral limitations applicable to PBUs and RSUs lapse, and the PBUs and RSUs become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

◦
Under the 2018 Stock Incentive Plan: (a) "change in control" has a similar meaning compared to the 2014 Stock Incentive Plan definition, except that: (i) "a majority of the" Grace Board of Directors replaces "a majority of any class of the" Grace Board of Directors; and (ii) the definition of Board-nominated directors is expanded to include certain new members; and (b) the Committee has full and final authority to determine whether a change in control event has occurred.

◦	Also, the 2018 Stock Incentive Plan differs from the 2014 Stock Incentive Plan with respect to the stock incentives after a change in control.
In accordance with the terms of the 2018 Plan —

(a) Stock Incentives Not Assumed. If a change in control occurs and an employee's PBUs or RSUs are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity (an “Assumption”), and provided that the employee has not had a termination of service, then immediately prior to the change in control such stock incentives shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such stock incentives shall lapse, in which case, such stock incentives shall be canceled upon the consummation of the change in control in exchange for the right to receive the change in control consideration payable to other holders of Common Stock (subject to certain additional provisions if Section 409A of the Code is applicable).

(b) Stock Incentives Assumed. If a change in control occurs and an employee's PBUs or RSUs are subject to Assumption, and, within twenty-four (24) months following such change in control (i) such employee’s employment or service with the Company or a successor is terminated other than for cause or (ii) such employee voluntarily terminates his or her employment or service with the Company or a successor entity with good reason, then such employee’s remaining unvested PBUs and RSUs (including any substituted stock incentives) shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such stock incentives (including any substituted stock incentives) shall lapse, on the date of termination.

•
In the discretion of the Compensation Committee, an employee whose employment terminates for a reason that is not described above (i.e. involuntary termination not for cause or transfer to the buyer of a Grace business unit) prior to the payout date may receive a PBU or RSU award payment. For an employee whose employment terminates prior to payout date, the amount of the PBU or RSU award payment will generally be prorated.

Stock Option Awards
Any stock option held by an employee whose employment terminates prior to exercise will terminate:

•	when employment terminates, if employment terminates voluntarily, without the consent of the Compensation Committee, or for cause, except that

•
for awards made after January 1, 2016, for those who leave Grace due to retirement, being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, Stock Option awards will vest on a pro-rata basis, based on the number of completed months of service from the grant date through the retirement date (those age 62 and older maintain vesting rights for all outstanding options if the first tranche is vested); and

•	A participant who voluntarily leaves the Company may exercise vested stock option awards any time within 45 days following the last day of employment.

•	three years after employment terminates, if employment terminates due to death or incapacity;

•
for awards made prior to January 1, 2016, three years after employment terminates, if employment terminates due to retirement with a minimum age of 55 and at least one year of service under a Grace retirement plan; or

•
three months (subject to extension by the Compensation Committee for up to three years) after employment terminates, if employment terminates for another reason; however, if the holder dies or becomes incapacitated during the three-month period (or such longer period as the Compensation Committee approves) the option shall terminate three years after employment termination.

In the event of a Change in Control (as described above), any Grace stock options outstanding under the 2014 Stock Incentive Plans that are not exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant. In the event of a Change in Control (as described above), any Grace stock options outstanding under the 2018 Stock Incentive Plans that are not exercisable and vested, shall be treated in the same manner as stated above for the PBUs and RSUs.

The descriptions of the 2014 Stock Incentive Plan, the 2018 Stock Incentive Plan, and the respective PBU Awards, RSU Awards, and Stock Option Awards contained in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the full texts of the 2014 Stock Incentive Plan, the 2018 Stock Incentive Plan, and the Forms of Performance-Based Unit Grant Agreements, Restricted Stock Unit Grant Agreements, and Stock Option Grant Agreements, which are filed with the SEC.
Pay ratio disclosure
The median of the annual total compensation of all employees of the Company for 2019, except our CEO, was $170,381. The total compensation of our CEO for 2019 (determined as described below) was $5,529,934. The ratio of our CEO pay to our median worker pay for 2019 was 32:1. During our last fiscal year there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure and require us to identify a new median employee. As such, we are using the same employee this year, whose compensation is substantially similar to that of the original median employee based on the compensation measure (annual base salary) that we used to select the original median employee on October 1, 2017. We determined our pay ratio using our median employee’s annual total compensation as determined in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table. Summary Compensation Table pay includes base salary, bonus, equity awards, non-equity incentive plan compensation, change in pension value, and certain other compensation. The annual total compensation pay of our median employee in year three of the pay ratio disclosure was significantly higher than the annual total compensation pay of our median employee in year two of the pay ratio disclosure primarily due to a change in pension value calculations.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?	18.	Proxy cards & voting instruction cards
2.	Notice of internet availability	19.	Multiple sets of proxy materials
3.	What is included in the proxy materials?	20.	Who can attend the meeting?
4.	Internet access to meeting materials	21.	What do I need to attend the meeting?
5.	What am I voting on?	22.	Will there be a presentation?
6.	Board voting recommendations	23.	Can I bring a guest to the meeting?
7.	Will any other matters be voted on?	24.	Votes necessary to hold the meeting
8.	Who can vote? Number of votes per share	25.	How proxies are solicited; costs
9.	How do I vote?	26.	Nominations of directors
10.	Can I change my vote or revoke my proxy?	27.	Shareholder proposals — Rule 14a-8
11.	What is the deadline for voting shares?	28.	Requirements for future proposals
12.	Is my voting privacy protected?	29.	Grace corporate governance materials
13.	Who will count the votes?	30.	Obtaining governance materials
14.	Record and beneficial owners	31.	Business ethics and conflicts policies
15.	Why is it important for me to vote?	32.	How and where to obtain more information
16.	What is the effect of not voting?	33.	Multiple shareholders in household
17.	Vote required to approve each proposal
Question 1:    Why am I receiving these materials?
We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of March 16, 2020, the record date for our Annual Meeting of Shareholders to be held on Tuesday, May 12, 2020, at 8:30 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. These materials were first made available on the internet or mailed to shareholders on or about March 31, 2020. Shareholders are welcome to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting.

Question 2:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this Proxy Statement and our 2019 Annual Report to Shareholders, by providing access to such documents via the internet. This e-proxy process expedites shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting.
Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, we have mailed a Notice of Internet Availability of Proxy Materials that will tell you how to access and review all of the proxy materials on the internet. The notice also tells you how to vote on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.
Question 3:    What is included in a full set of proxy materials?
The proxy materials include:

•	Proxy Statement for the Annual Meeting (including the Notice of Annual Meeting of Shareholders);

•	2019 Annual Report to Shareholders, which includes our audited consolidated financial statements; and

•	If you are a shareholder of record, the proxy card; or

•	If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, a voting instruction card.
Question 4:    Can I access the Annual Meeting materials via the internet?
The Grace Notice of 2020 Annual Meeting of Shareholders, Proxy Statement for the 2020 Annual Meeting of Shareholders and 2019 Annual Report are available at: proxymaterials.grace.com and at http://investor.grace.com.
Question 5:    What am I voting on?
You are voting on THREE proposals:

Proposal One:	Election of three Class III directors for a term of three years, with the following as our Board’s nominees:
Julie Fasone Holder
Christopher J. Steffen
Shlomo Yanai

Proposal Two:	The ratification of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for fiscal year 2020; and

Proposal Three:	An advisory vote to approve the compensation of Grace's named executive officers as described in this Proxy Statement.

Question 6:	What are the voting recommendations of our Board?
Our Board of Directors is soliciting this proxy and recommends the following votes:

FOR	each of the director nominees;

FOR	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020; and

FOR
the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative contained in this Proxy Statement.

Question 7:    Will any other matters be voted on?
We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.
Question 8:    Who can vote? Number of votes per share
If you hold shares of Grace common stock as of the close of business on March 16, 2020, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Question 9:    How do I vote?
If you are the record holder of shares of Grace common stock, you may vote by following the instructions below. Technically speaking, when you vote via the internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word "vote" in this Proxy Statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.
Vote via the internet
You may authorize a proxy to vote your shares via the internet at www.proxypush.com/gra as instructed on the Notice of Internet Availability of Proxy Materials at or before 11:59 p.m., Eastern Time, on May 11, 2020. We provide voting instructions on the website for you to follow. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares via the internet, you do not need to return a proxy card. Please see the notice or proxy card for internet voting instructions. We encourage you to vote this way as it is the most cost-effective method and it reduces the environmental impact of the Annual Meeting.
Vote by telephone
You may authorize a proxy to vote your shares by toll-free telephone by calling 1-866-883-3382 in the USA, U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on May 11, 2020. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares by telephone, you do not need to return a proxy card. Please see the proxy card for telephone voting instructions.
Vote by mail
If you have received a paper proxy card and choose to vote your shares by mail, simply mark your proxy card or voting instruction card, sign and date it, and return it in the postage-paid envelope provided so that it is received by our transfer agent before the close of business on May 11, 2020.
Vote in-person
You may attend the Annual Meeting in person and complete a written ballot. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person at the Annual Meeting.
Question 10:    Can I change my vote or revoke my proxy?
Yes.
You can change your vote or revoke your proxy by:

•	entering a new vote by internet or telephone at or before 11:59 p.m., Eastern Time, on May 11, 2020;

•	returning a later-dated proxy card by mail that is received by our transfer agent before their close of business on May 11, 2020;

•	notifying our Corporate Secretary, Mark A. Shelnitz, by written revocation letter to the address listed on the front page of this Proxy Statement before the Annual Meeting; or

•	by attending the Annual Meeting and completing and submitting a written ballot.
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 11:	What is the deadline for voting my shares if I do not intend to vote in person at the Annual Meeting?
If you do not intend to vote in person at the Annual Meeting, your signed proxy card must be received by our transfer agent before the close of business on May 11, 2020. You may also authorize a proxy to vote your shares by internet or by telephone at or before 11:59 p.m., Eastern Time, on May 11, 2020. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.
Question 12:    Is my voting privacy protected?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Grace or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.
Question 13:    Who will count the votes?
Our transfer agent, EQ Shareowner Services, has been appointed as inspectors of election. Its representative will attend the Annual Meeting and will count the votes.

Question 14:	What is the difference between holding shares as a shareholder of record versus as a beneficial owner?
Many of our shareholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, rather than directly in their own name as shareholder of record. As summarized below, there are some differences between shares held directly as shareholder of record and those owned beneficially through a nominee or intermediary that serves as shareholder of record:
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice of Annual Meeting and proxy materials are being provided or sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owners
If your shares are held in a stock brokerage account or by a bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting and these proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote and are also welcome to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. If you requested printed proxy materials, your nominee or intermediary should have enclosed a voting instruction card for you to use in directing the nominee or intermediary regarding how to vote your shares. If a voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions.
Question 15:    Why is it important for me to vote?
If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.
Question 16:    What is the effect of not voting?
Shares you own in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:

In the absence of your voting instructions, your broker, bank, financial institution or other nominee or intermediary may or may not vote your shares at its discretion depending on the proposals before the Annual Meeting. We understand that your nominee or intermediary may vote your shares at its discretion on “routine matters” and that your nominee or intermediary may not vote your shares on proposals that are not “routine.” When your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because of the absence of voting instructions, a “broker non-vote” occurs. Broker non-voted shares count toward the quorum requirement, but are not counted as voted for or against a proposal, or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.
We believe that Proposal Two (Ratification of PricewaterhouseCoopers LLP as our independent registered public accountants) is a routine matter on which nominees or intermediaries can vote on behalf of their clients if clients do not furnish voting instructions. Proposals One and Three are non-routine matters so your nominee or intermediary is not entitled to vote your shares on these proposals without your instructions.
Shares you own that are directly registered in your name and you return a proxy card without giving specific voting instructions:
If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting.
Shares you own that are directly registered in your name and you do not return a proxy card and you do not vote:
In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not impact Proposal One or whether shareholders approve or reject Proposals Two and Three.

Question 17:	What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?
The required vote to approve each proposal will depend on the proposal.

•
Proposal One:    In January 2015, we adopted a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. Under our Amended and Restated Certificate of Incorporation, our By-laws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. If a director standing for re-election is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation following certification of the shareholder vote. The Nominating and Governance Committee of our Board of Directors will make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider and act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who offers his or her resignation will not participate in the committee’s or our Board of Directors’ decision. In a contested election, where the number of nominees exceeds the number of directors to be elected as provided in our By-laws, directors will be elected by a plurality of the votes cast. The election of directors at the Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

•
Proposal Two:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as Grace's independent registered public accounting firm for fiscal year 2020. This means that abstentions will have the same effect as votes against the proposal. We do not expect broker non-votes (described above) on Proposal Two since we believe this is a "routine" matter.

•
Proposal Three:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the advisory vote on the compensation of our named executive officers. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote. Because your vote is advisory, it will not be binding on our Board or Grace. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Question 18:    What shares are covered by my proxy card or voting instruction card?
The shares covered by your proxy card represent the shares of Grace common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services. If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, you will not receive a proxy card; you are considered the beneficial owner of shares and your nominee or intermediary should have enclosed a voting instruction card for you to use in directing how to vote your shares.
Question 19:    What does it mean if I get more than one set of proxy materials?
It means your shares are held in more than one account. You should vote the shares represented by the proxy materials using one of the four ways to vote. To provide better shareholder services, we encourage you to register all of your shares that are held directly in the same name and address. You may do this by contacting our transfer agent, EQ Shareowner Services, toll-free at 1-800-648-8392 or 1-651-450-4064 (Outside the U.S.).
Question 20:    Who can attend the Annual Meeting?
All shareholders of record and their duly appointed proxies and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, as of the close of business on March 16, 2020, may attend the Annual Meeting.
Question 21:    What do I need to do to attend the Annual Meeting?
To attend the Annual Meeting, please follow these instructions:

•	If shares you own are registered in your name, bring your proof of ownership of Grace common stock;

•
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on March 16, 2020, the record date for the Annual Meeting;

•	Bring a form of photo identification; and

•	Do not bring cameras, recording devices or other electronic devices as they will not be permitted at the Annual Meeting.
Question 22:    Will there be a management presentation at the Annual Meeting?
No, there will be no management presentation; however, our Board of Directors and management will be available to respond to questions from shareholders in attendance at the Annual Meeting.
Question 23:    Can I bring a guest to the Annual Meeting?
While bringing a single guest solely to accompany a person described in the answer to Question 20 above is not strictly prohibited, please be aware that seating is limited at the Annual Meeting and that shareholders of record, their duly appointed proxies and beneficial owners have priority.
Question 24:    How many votes must be present to hold the Annual Meeting?
A majority of the shares entitled to vote generally in the election of directors outstanding on March 16, 2020, the record date, constitutes a quorum for voting at the Annual Meeting. If you vote, or authorize a proxy to vote, then your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, 66,171,987 shares of Grace common stock were outstanding and entitled to vote at the Annual Meeting.

Question 25:    How are proxies solicited and how are costs of solicitation managed?
We will primarily solicit proxies by mail and/or electronic communications, and we will cover the expense of such solicitation. MacKenzie Partners, Inc. will help us solicit proxies from brokers, banks, financial institutions and other nominees, intermediaries or shareholders, and provide advisory and consulting services, at a cost to Grace of up to $35,000, plus reimbursement of expenses. Our directors, officers, and employees may also solicit proxies for no additional compensation. We may reimburse nominees or intermediaries for reasonable expenses that they incur in sending these proxy materials to you if a nominee or intermediary holds your shares.

Question 26:	How do I recommend someone to be considered for nomination by the Board of Directors as a director?
You may recommend any person as a candidate for nomination by our Board of Directors as a director by writing to Mark A. Shelnitz, our Senior Vice President, General Counsel and Secretary. Your letter must include all of the information required by our By-laws for director nominations including, but not limited to, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to serve as a director and appear in the proxy statement. The Nominating and Governance Committee reviews all submissions of recommendations from shareholders. The Nominating and Governance Committee will determine whether the candidate is qualified to serve on our Board of Directors by evaluating the candidate using the criteria contained under the caption “Director Qualifications” in Section 3 of the Grace Corporate Governance Principles and shall make a determination as to whether to nominate the candidate for election or to fill a vacancy on our Board that arises during the year in which the recommendation is received. Copies of our Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided in the Questions and Answers section of this Proxy Statement and these materials will be mailed to you at no cost.

Question 27:	When are shareholder proposals to be included in the Grace proxy materials for the 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 due to Grace?
Pursuant to Rule 14a-8 of the Exchange Act, we must receive shareholder proposals in writing by December 1, 2020, to consider them for inclusion in our proxy materials for the 2021 Annual Meeting of Shareholders.

Question 28:
What are the requirements for proposing business for the 2021 Annual Meeting of Shareholders, including shareholder nominations for director candidates, that is not submitted for inclusion in the Grace proxy materials?

A shareholder who intends to propose business, including shareholder nominations for director candidates, at the 2021 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act must comply with the requirements set forth in our current By-laws. Among other things, a shareholder must give us written notice of the intent to propose business for the 2021 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of shareholders. Therefore, based upon the Annual Meeting date of May 12, 2020, Grace’s Corporate Secretary must receive notice of a shareholder's intent to propose business for the 2021 Annual Meeting, no sooner than the close of business on January 12, 2021, and no later than the close of business on February 11, 2021. Notwithstanding the foregoing, if the date of the 2021 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2020 Annual Meeting, then notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2021 Annual Meeting or (ii) if the first public announcement of the date of the 2021 Annual Meeting is less than 100 days prior to the date of the 2021 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2021 Annual Meeting.
If the notice is received after the close of business February 11, 2021, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the shareholder proposal at the 2021 Annual Meeting. A copy of our By-laws and the Grace Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided below and these materials will be mailed to you at no cost.

Question 29:    Where can I find Grace corporate governance materials?
We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the Charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board of Directors on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.
Our Business Ethics and Conflicts of Interest policies are applicable to the members of our Board of Directors and to all of our employees, including, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of our Business Ethics and Conflicts of Interest policies that our Board of Directors approves will be disclosed on our website. We are not including the information contained on our website as part of or incorporating it by reference into this Proxy Statement.

Question 30:	How can I obtain Grace corporate governance materials if I do not have access to the internet?
You may receive a copy of our corporate governance materials free of charge by:

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 31:	What is the process for reporting possible violations of the Grace Business Ethics and Conflicts of Interest policies?
Employees and other interested persons may anonymously report a possible violation of the Grace Business Ethics and Conflicts of Interest policies by calling NAVEX Global, a third-party service, at 866-458-3947 in the U.S. and Canada, or by email to reportline@tnwinc.com. Toll-free telephone numbers for other countries can be found at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies may also be made to Mark A. Shelnitz, our Chief Ethics Officer at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Reports may be made anonymously, subject to certain restrictions outside the U.S.
Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies that the complainant wishes to go directly to our Board may be addressed to the Chair of the Nominating and Governance Committee, Christopher J. Steffen. Mr. Steffen can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Reports of possible violations of financial or accounting policies may be made to the Chair of the Audit Committee, Mark E. Tomkins. Mr. Tomkins can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.

Question 32:	How do I obtain more information about W. R. Grace & Co.? What is the complete mailing address of the principal executive offices of W. R. Grace & Co.?
To obtain additional information about Grace, you may contact Grace Shareholder Services by:

•	visiting our website at http://investor.grace.com/investor-relations-contacts;

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 33:	If more than one shareholder lives in my household, how can I obtain an extra copy of this Proxy Statement?
Pursuant to the rules of the SEC, a company may deliver to multiple shareholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability of Proxy Materials in a single envelope unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will promptly mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notices of Internet Availability of Proxy Materials were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report, or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Grace Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost to you. You can also access this Proxy Statement and the Annual Report online at proxymaterials.grace.com. Shareholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

GENERAL INFORMATION
Annual Report
Our 2019 Annual Report, containing audited financial statements, accompanies this Proxy Statement. Shareholders may also obtain a copy of our Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, MD 21044
Other Matters
Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.
Portions of our 2019 Annual Report on Form 10-K identified in this Proxy Statement are incorporated by reference herein.
The expenses of preparing, printing and mailing this notice of meeting and proxy materials, making them available over the internet, and all other expenses of soliciting proxies will be borne by us. MacKenzie Partners, Inc. (“MacKenzie”) will perform customary proxy solicitation services for us, including distribution of solicitation materials to our shareholders and providing information to our shareholders from the materials via telephone, mail and electronic communications. We will pay MacKenzie a fee of up to $35,000 covering these proxy solicitation services, together with advisory and consulting services, and we will reimburse them for reasonable expenses that they incur in providing such services. In addition, our directors, officers, and other employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, internet, or other means of electronic transmission.
On behalf of the Board of Directors,
Mark A. Shelnitz
Senior Vice President, General Counsel and Secretary

Dated: March 31, 2020

ANNEX A

IMPORTANT INFORMATION CONCERNING GAAP AND NON-GAAP FINANCIAL MEASURES;
CERTAIN DEFINITIONS; AND OUR FORWARD-LOOKING STATEMENTS NOTICE
In this Proxy Statement, we present financial information in accordance with U.S. GAAP, as well as non-GAAP financial information. Shareholders are directed to Part II, Item 8 on pages 55 through 114, inclusive, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our "2019 Form 10-K," for financial information presented in accordance with U.S. GAAP. For information on non-GAAP financial measures, shareholders should refer to the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations in our 2019 Form 10-K on pages 27 through 43, inclusive.
We believe that the non-GAAP financial information provides useful supplemental information about the performance of our businesses, improves period-to-period comparability, and provides clarity on the information our management uses to evaluate performance and determine compensation. In our 2019 Form 10-K, and below, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully.
How we define, calculate and use certain non-GAAP financial measures
We define Adjusted EBIT (a non-GAAP financial measure) to be income from continuing operations attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.
We define Adjusted Free Cash Flow (a non-GAAP financial measure) to be net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy product, environmental and other claims; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.
We define Adjusted Net Sales (a non-GAAP financial measure) as net sales adjusted for the difference between actual foreign currency exchange rates and our annual operating plan exchange rates.
We define Adjusted Earnings Per Share (EPS) (a non-GAAP financial measure) to be diluted EPS adjusted for costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; certain discrete tax items; and income tax expense related to historical tax attributes.
We use Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS as performance measures in determining certain incentive compensation.
Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS are non-GAAP financial measures; do not purport to represent income measures as defined under U.S. GAAP; and should not be used as alternatives to such measures as an indicator of our performance. We provide these measures to investors and others to improve the period-to-period comparability and peer-to-peer comparability of our financial results, and to ensure that investors and others understand the information we use to evaluate the performance of our businesses. They distinguish the operating results of our current business base from the costs of our legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with

U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy product, environmental and other claims, and may exclude income and expenses from restructuring and repositioning activities and divested businesses, which historically have been material components of our net income. Adjusted EBIT should be evaluated together with net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of our results of operations.
See below for financial measure reconciliations. Numbers are subject to rounding. Notably, how we define, calculate and use non-GAAP financial measures can naturally change over time based upon changes in facts and circumstances as businesses and practices evolve.
Reconciliations
Adjusted Net Sales
For 2019 and 2018, our Adjusted Net Sales were as follows. We adjust net sales to take into account foreign currency fluctuations during the year because when we prepare our internal annual operating plan in advance, we budget at certain forecasted exchange rates, which naturally change during the course of the year.

	Year Ended December 31,
(In millions)	2019	2018
Net sales	$1,958.1	$1,932.1
Currency adjustment	23.0	2.8
AICP Adjusted Net Sales	$1,981.1	$1,934.9
Adjusted Free Cash Flow
As set forth in the following table, for 2019 and 2018, our Adjusted Free Cash Flow was as follows.

	Year Ended December 31,
(In millions)	2019	2018
Cash flow measure:
Net cash provided by (used for) operating activities	$392.1	$342.0
Capital expenditures	(194.1)	(216.3)
Free Cash Flow	198.0	125.7
Cash paid for legacy product, environmental and other claims	19.3	22.9
Cash paid for repositioning	16.8	20.7
Cash paid for third-party acquisition-related costs	2.9	9.2
Cash paid for restructuring	10.2	6.1
Accelerated defined benefit pension plan contributions	—	50.0
Adjusted Free Cash Flow	$247.2	$234.6
Adjusted EPS and Adjusted EBIT
For reconciliations of Adjusted EPS and Adjusted EBIT, see the "Results of Operations" section in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 27 through 43, inclusive, of our 2019 Form 10-K.
Rounding
Numbers used in this Proxy Statement are subject to rounding.

Forward-Looking Statements
This Proxy Statement, contains, and our other public communications may contain, forward-looking statements; that is, information related to future, not past, events. Such statements generally include the words "believes," "plans," "intends," "targets," "will," "expects," "suggests," "anticipates," "outlook," "continues" or similar expressions. Forward-looking statements include, without limitation, statements regarding: expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; succession planning; and markets for securities. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. We are subject to risks and uncertainties that could cause our actual results or events to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of our research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting our outstanding indebtedness; developments affecting our pension obligations; our legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers' industries, including the petroleum refining industry; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs and sanctions; the potential effects of cyberattacks; and those additional factors set forth in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Our reported results should not be considered as an indication of our future performance. Readers are cautioned not to place undue reliance on our projections and forward-looking statements, which speak only as of the dates those projections and statements are made. We undertake no obligation to release publicly any revisions to our projections and forward-looking statements, or to update them to reflect events or circumstances occurring after the dates those projections and statements are made. In addition to general economic, business and market conditions, we are subject to other risks and uncertainties, including, without limitation, the Risk Factors set forth in our 2019 Form 10-K.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE – www.proxypush.com/gra Use the internet to vote your proxy until 11:59 p.m. (ET) on May 11, 2020. Scan code below for mobile voting.

( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 11, 2020.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

1.	Election of directors:
	Class III (Term expiring 2023):		FOR	AGAINST	ABSTAIN

	01	Julie Fasone Holder	☐	☐	☐

	02	Christopher J. Steffen	☐	☐	☐

	03	Shlomo Yanai	☐	☐	☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020					☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials					☐	For	☐	Against	☐	Abstain

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign.
Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

W. R. GRACE & CO.
ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 12, 2020
8:30 a.m. Eastern Time

Ten Oaks Ballroom and Conference Center
5000 Signal Bell Lane
Clarksville, Maryland 21029

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 12, 2020:

The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report
are available at proxymaterials.grace.com

IMPORTANT NOTICE REGARDING IN PERSON OR VIRTUAL ANNUAL MEETING
We intend to hold our Annual Meeting in person at the Ten Oaks Ballroom and Conference Center as indicated in our Notices and Proxy Statement. We continue to monitor the uncertainties surrounding public health and travel concerns relating to the coronavirus. We are keeping open the options of: (i) relocating and / or adjourning our Annual Meeting to our headquarters at 7500 Grace Drive in Columbia, MD, in which event the meeting would commence / recommence there at 9:15 a.m.; or (ii) holding a virtual-only meeting. Please monitor our website at www.grace.com and our filings on the SEC’s website at www.sec.gov for further information. We encourage you to review the Proxy Materials and vote in advance of the Annual Meeting.

proxy

Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2020

Hudson La Force and Mark Shelnitz, or either of them, each with the power of substitution, are hereby appointed as proxies and are hereby authorized to represent and vote all the shares of the undersigned as designated on the reverse side of this ballot, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of W. R. Grace & Co. to be held on Tuesday, May 12, 2020, at 8:30 a.m. Eastern Time or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the accompanying Notice of 2020 Annual Meeting of Shareholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the shares represented by this proxy, when properly executed, will be voted FOR all the nominees, and FOR Proposals 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

See reverse for voting instructions.